Exhibit 10.4

SENIOR SUBORDINATED LOAN AGREEMENT

Dated as of June 11, 2003

Between

SYMMETRY MEDICAL INC.,

and

WINDJAMMER MEZZANINE & EQUITY FUND II, L.P.

and

OLYMPUS GROWTH FUND III, L.P.

and

OLYMPUS GROWTH CO-INVESTMENT FUND III, L.P.

and

OLYMPUS EXECUTIVE FUND, L.P.

and

THE ROYAL BANK OF SCOTLAND plc

and

ANTARES CAPITAL CORPORATION

$36,000,000 IN AGGREGATE PRINCIPAL AMOUNT

OF

12% SENIOR SUBORDINATED NOTES DUE 2011

*********************

TABLE OF CONTENTS

SECTION 1. DEFINITIONS	2
1.1. Certain Defined Terms	2
1.2. Accounting Terms	2
SECTION 2. PURCHASE AND SALE OF SECURITIES	3
2.1. Purchase and Sale of Securities	3
2.2. Purchase Price for Securities	3
2.3. Use of Proceeds	4
SECTION 3. TERMS OF THE NOTES	4
3.1. Interest on the Notes	4
3.2. Repayment of Principal	5
3.3. Voluntary Prepayments	5
3.4. Mandatory Prepayment Upon a Change of Control	5
3.5. Mandatory Prepayment in Other Events	6
3.6. Prepayment Procedures	6
3.7. Manner and Time of Payment	6
3.8. Certain Payments	7
3.9. Effects of Subordination Provisions	7
SECTION 4. REPRESENTATIONS AND WARRANTIES OF EACH LENDER	7
4.1. Legal Capacity; Due Authorization	8
4.2. Restrictions on Transfer	8
4.3. Accredited Investor, etc.	8
4.4. ERISA	8
SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	8
5.1. Corporate Organization and Power	8
5.2. Authorization; Enforceability	9
5.3. No Violation	9
5.4. Governmental and Third-Party Authorization; Permits	9
5.5. Litigation	10
5.6. Taxes	10
5.7. Subsidiaries	10
5.8. Full Disclosure	10
5.9. Margin Regulations	11
5.10. No Material Adverse Effect	11
5.11. Financial Matters.	11
5.12. Ownership of Properties	13
5.13. ERISA	13
5.14. Environmental Matters	14
5.15. Compliance with Laws	14
5.16. Intellectual Property	15
5.17. Regulated Industries	15
5.18. Insurance	15
5.19. Material Contracts	15
5.20. [Reserved]	16
5.21. Labor Relations	16

-i-

5.22. Certain Transaction Documents	16
5.23. No Burdensome Restrictions	16
5.24. No Default	17
5.25. Brokerage Fees, etc.	17
5.26. Private Offering	17
5.27. Certain Tax Matters	17
5.28. OFAC	17
SECTION 6. CLOSING CONDITIONS	17
6.1. Representations and Warranties; No Default	17
6.2. Documents Satisfactory	18
6.3. Credit Agreement Conditions Satisfied	18
6.4. Mettis Acquisition	18
6.5. Certain Financial Conditions	18
6.6. Delivery of Documents	19
6.7. Corporate/Capital Structure	20
6.8. Lender Equity	20
6.9. Equity Capitalization	20
6.10. Right of First Offer	20
6.11. No Material Adverse Effect	21
6.12. Litigation	21
6.13. Certain Fees	21
6.14. No Violation of Regulation T, U or X	21
6.15. Legal Opinion	21
6.16. Receipt of Diligence Report	21
6.17. Consents, Waivers and Approvals	21
6.18. Transaction Fee	21
SECTION 7. AFFIRMATIVE COVENANTS	21
7.1. Payment of Note Obligations	22
7.2. Conduct of Business and Maintenance of Existence, etc.	22
7.3. Maintenance of Property; Insurance	22
7.4. New Guarantors	22
7.5. Use of Proceeds	23
7.6. Payment of Obligations	24
7.7. Compliance with Laws, etc.	24
SECTION 8. FINANCIAL COVENANTS	24
8.1. Total Leverage Ratio	24
8.2. Consolidated EBITDA	24
8.3. Interest Coverage Ratio	25
8.4. Fixed Charge Coverage Ratio	25
8.5. Capital Expenditures	26
SECTION 9. NEGATIVE COVENANTS	26
9.1. Merger; Consolidation	26
9.2. Indebtedness	27
9.3. Liens	29
9.4. Disposition of Assets	32
9.5. Investments	33

-ii-

9.6. Restricted Payments	35
9.7. Transactions with Affiliates	36
9.8. Lines of Business	37
9.9. Sale-Leaseback Transactions	37
9.10. Certain Amendments	37
9.11. Limitation on Certain Restrictions	38
9.12. No Other Negative Pledges	38
9.13. Fiscal Year	38
9.14. Accounting Changes	38
9.15. Use of Proceeds	39
9.16. Ownership of Subsidiaries	39
9.17. Layering of Indebtedness	39
SECTION 10. REPORTING COVENANTS	39
10.1. Financial Statements	39
10.2. Other Business and Financial Information	41
10.3. Books, Records and Inspections	44
SECTION 11. EVENTS OF DEFAULT	44
11.1. Payment Default	44
11.2. Acceleration of Senior Indebtedness	44
11.3. Default or Acceleration in Respect of Other Indebtedness	45
11.4. Certain Covenants	45
11.5. Other Defaults	45
11.6. Breach of Representations or Warranties	45
11.7. Involuntary Bankruptcy, Appointment of Receiver, etc.	45
11.8. Voluntary Bankruptcy, Appointment of Receiver, etc.	46
11.9. Judgments and Attachments	46
11.10. ERISA Event	46
SECTION 12. SUBORDINATION	47
12.1. Obligations Subordinate to Senior Indebtedness	47
12.2. Payment Over of Proceeds Upon Dissolution	47
12.3. No Payment in Certain Circumstances	49
12.4. Forbearance upon Default under Senior Indebtedness	50
12.5. Subrogation to Rights of Holders of Senior Indebtedness	51
12.6. Provisions Solely to Define Relative Rights	51
12.7. Effect of Failure to Pay Note Obligations	52
12.8. No Waiver of Subordination Provisions	52
12.9. Reliance on Judicial Order or Certificate of Liquidating Agent	52
12.10. No Impairment of Senior Indebtedness	53
12.11. Senior Indebtedness	53
12.12. Covenants of Noteholders and the Company	53
12.13. Reinstatement	54
12.14. Amendment	54
12.15. Miscellaneous	54
12.16. Payment in Securities	55
SECTION 13. RESTRICTIONS ON TRANSFER; LEGENDS	55
13.1. Assignments of Notes	55

-iii-

13.2. Restrictive Legend	56
13.3. Termination of Restrictions	56
13.4. Legend Relating to Subordination	56
13.5. Note Legend relating to Original Issue Discount	56
SECTION 14. MISCELLANEOUS	57
14.1. Expenses	57
14.2. Indemnity	57
14.3. Amendments and Waivers	58
14.4. Independence of Covenants	58
14.5. Notices	58
14.6. Survival of Warranties and Certain Agreements	62
14.7. Failure or Indulgence Not Waiver; Remedies Cumulative	62
14.8. Severability	62
14.9. Headings	62
14.10. Applicable Law	62
14.11. Successors and Assigns, Subsequent Holders	62
14.12. Consent to Jurisdiction and Service of Process	63
14.13. Waiver of Jury Trial	63
14.14. Waiver of Stay, Extension, or Usury Laws; Intent to Limit Charges to Maximum Lawful Rate	63
14.15. Counterparts; Effectiveness	64
14.16. Entirety	64
14.17. Confidentiality	64

-iv-

SCHEDULES

Schedule 3.7.1	Note Payment Information

Schedule 5.4	Required Approvals and Consents

Schedule 5.6	Taxes

Schedule 5.7	Subsidiaries

Section 5.12(a)	Realty

Section 5.12(b)	Assets

Schedule 5.14	Environmental Matters

Schedule 5.16	Intellectual Property

Schedule 5.18	Insurance

Schedule 5.19	Material Contracts

Schedule 5.25	Brokerage Fees

Schedule 9.2	Indebtedness

Schedule 9.3	Liens

Schedule 9.5	Investments

Schedule 9.7	Transactions with Affiliates

Schedule I-1	Certain Transaction Charges

Schedule I-2	Consolidated EBITDA for Certain Periods

Schedule I-3	Material Contracts

Schedule I-4	Pro Forma EBITDA Adjustments

-v-

EXHIBITS

Exhibit A	Form of Note

Exhibit B-1	Form of Common Warrant

Exhibit B-2	Form of Preferred Warrant

Exhibit C	Form of Subordinated Guaranty

Exhibit D	Form of Compliance Certificate

-vi-

SENIOR SUBORDINATED LOAN AGREEMENT

This SENIOR SUBORDINATED LOAN AGREEMENT is made as of June 11, 2003 by and between SYMMETRY MEDICAL INC., a Delaware corporation (the “Company”), and WINDJAMMER MEZZANINE & EQUITY FUND II, L.P., a Delaware limited partnership (“Windjammer”), OLYMPUS GROWTH FUND III, L.P., a Delaware limited partnership (“OGF III”), OLYMPUS GROWTH CO-INVESTMENT FUND III, L.P., a Delaware limited partnership (“OGCF”), OLYMPUS EXECUTIVE FUND, L.P. a Delaware limited partnaership (“OEF”), THE ROYAL BANK OF SCOTLAND plc (“RBS”) and ANTARES CAPITAL CORPORATION (“Antares” and, together with Windjammer, OGF III, OGCF, OEF and RBS, the “Lenders”).

RECITALS

WHEREAS, the Company entered into that certain Stock Purchase Agreement dated as of May 9, 2003 by and between the Company and the stockholders (the “Mettis Stockholders”) of Mettis (UK) Limited, a company organized under the laws of England and Wales with registration number 03532114 (“Mettis”), for the acquisition from the Mettis Stockholders (either directly or indirectly) of all of authorized and outstanding capital stock of Mettis; and

WHEREAS, on the Closing Date, in exchange for $36,000,000 in cash, the Company shall issue to the Lenders (1) its 12% Senior Subordinated Notes due 2011 (the “Notes”) in the aggregate principal amount of $36,000,000 in the form attached hereto as Exhibit A, and (ii) warrants (together with any warrants, options or securities issued or issuable upon the exercise, conversion or exchange thereof, the “Warrants”) exercisable for (a) an aggregate of 80,842.07 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) in the form attached hereto as Exhibit B-1 (the “Common Warrants”) and (b) an aggregate of 3,530.269 shares of the Class A Preferred Stock, par value $0.01 per share, of the Company (the “Class A Preferred Stock”) in the form attached hereto as Exhibit B-2 (the “Preferred Warrants”). The Notes and the Warrants are referred to herein collectively as the “Securities”; and

WHEREAS, on the Closing Date, each of Symmetry Medical USA Inc., a Delaware corporation, Symmetry Medical International Inc., a Delaware corporation, Mettis Group Inc., a Delaware corporation, Ultrexx Inc., an Indiana corporation, and Jet Engineering Inc., a Michigan corporation (collectively, the “Initial Guarantors”), will guarantee the payment of the Notes pursuant to a Subordinated Guaranty dated as of the date hereof in the form attached hereto as Exhibit C; and

WHEREAS, pursuant to a Credit Agreement dated as of the date hereof (as amended, restated, extended, renewed, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Company, Olympus/Symmetry Holdings LLC (the “Parent”), Wachovia Bank, National Association, for itself and as Administrative Agent for the other Lenders (as defined therein) from time to time party thereto under the Credit Agreement (together with their successors and assigns and each other holder of Senior Indebtedness, the “Senior Lenders”), and related documents, on the Closing Date and thereafter, the Senior Lenders shall make loans to the Company to fund the Mettis Acquisition, and for other purposes set forth therein; and

WHEREAS, pursuant to the Documents (as defined herein), the transactions described above and such other transactions as are contemplated by the Documents to occur on the Closing Date will occur substantially contemporaneously, at the closing (the “Closing”) to be held on June 11, 2003, at 9:00 a.m. (New York time) (the “Closing Date”), at the offices of Kirkland & Ellis in New York, New York or at such other date, time and/or location(s) as may be agreed upon by the parties hereto, and the Company will take such other actions in connection therewith as may be necessary to consummate the Mettis Acquisition and the financing thereof.

AGREEMENT

In consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings set forth in Appendix I hereto. The definition herein of each Document shall mean such Document as amended, modified, restated, replaced or supplemented from time to time.

1.2. Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company delivered to the Lenders prior to the Closing Date; provided that:

(a) All financial information of Mettis and its Subsidiaries for all periods ending on or before the last day of the fourth fiscal quarter of fiscal 2003 shall be provided in, and included in calculations of the financial covenants in Section 8 on the basis of, UK GAAP, except that calculations of such financial covenants as of and for the Reference Period ending as of the last day of fiscal year 2003 that are the basis for the Compliance Certificate delivered in connection with the Company’s audited consolidated financial statements for fiscal year 2003 shall, except for the first quarter of 2003 for Mettis and its Subsidiaries (which shall be based on UK GAAP), be based entirely on U.S. GAAP (i.e., GAAP determined without regard to the proviso in the definition of such term); and

(b) If the Company notifies the Required Noteholders that it wishes to amend any financial covenant in Section 8 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Required Noteholders notify the Company that the Required Noteholders wish to amend Section 8 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP as in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Noteholders; provided, that if a covenant set forth in Article VII of the Credit Agreement (or corresponding provisions of any Credit Agreement) shall be amended to eliminate the effect of a change in GAAP on the operation of such covenant, then the Company and the Required Noteholders shall enter into an amendment of Section 8 of this Agreement replicating in an appropriate manner reasonably satisfactory to the Company and the Required Noteholders the amendment of Article VII of the Credit Agreement (or corresponding provisions of the Credit Agreement).

SECTION 2. PURCHASE AND SALE OF SECURITIES.

2.1. Purchase and Sale of Securities. On the Closing Date, the Company will sell to the Lenders, and subject to the terms and conditions of this Agreement and on the basis of the representations and warranties set forth herein, the Lenders shall purchase from the Company for investment (i) Notes in the aggregate principal amount of $36,000,000, (ii) Common Warrants exercisable for 80,842.07 shares of Common Stock in the aggregate and (iii) Preferred Warrants exercisable for 3,530.269 shares of Class A Preferred Stock in the aggregate. The amount of the Notes and Warrants purchased by each of the Lenders shall be as follows:

Lender	Notes	Common Warrants	Preferred Warrants	Purchase Price
Windjammer	$20,000,000	44,912.26 shares	1,961.261 shares	$20,000,000
OGF III	6,763,882	15,189.06 shares	663.287 shares	6,763,882
OGCF	1,171,118	2,629.88 shares	114.843 shares	1,171,118
OEF	65,000	145.96 shares	6.374 shares	65,000
RBS	6,000,000	13,473.68 shares	588.378 shares	6,000,000
Antares	2,000,000	4,491.23 shares	196.126 shares	2,000,000

Total	$36,000,000	80,842.07 shares	3,530.269 shares	$36,000,000

The obligations of the Lenders to purchase Notes and Warrants shall be several and not joint and limited to the amounts set forth above.

2.2. Purchase Price for Securities. The aggregate purchase price for the Securities is $36,000,000. The Company and the Lenders agree that, for purposes of Sections 1271 through 1275 of the Code, the aggregate original purchase price for each of the Notes and the Warrants is as set forth below, and such price will be appropriately used by the Company and the Lenders for financial reporting and income tax purposes:

(a) $30,688,780.20 to the Notes;

(b) $1,780,950.80 to the Common Warrants; and

(c) $3,530,269.00 to the Preferred Warrants.

2.3. Use of Proceeds. The proceeds of the sale by the Company of the Securities hereunder will be used solely to finance a portion of the Mettis Acquisition, to pay related fees and expenses and for general corporate purposes. No portion of the proceeds of the sale of the Securities hereunder shall be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of any regulation, interpretation or ruling of the Board of Governors of the Federal Reserve System, all as from time to time in effect, refunding of any indebtedness incurred for such purpose, or making any investment prohibited by foreign trade regulations. Without limiting the foregoing, the Company agrees that in no event shall any proceeds of the sale of the Notes hereunder be used in any manner which might cause the Notes or the application of such proceeds to violate any of Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of the Board of Governors of the Federal Reserve System, or to violate the Exchange Act, in each case as in effect as of the Closing Date and as of the date of such use of proceeds.

SECTION 3. TERMS OF THE NOTES.

The rights of the Noteholders under this Section 3 are subject to the rights of the Senior Lenders set forth in Section 12 hereof, and in that connection reference is made to Sections 3.9 and 12.

3.1. Interest on the Notes.

3.1.1. The Notes shall bear interest at a rate equal to 12% per annum on the unpaid principal amount thereof from and including the Closing Date until the principal amount shall be paid. Interest shall be payable in arrears on the tenth day of each October, January, April and July and on the Maturity Date (each a “Payment Date”), commencing on October 10, 2003, and upon any scheduled repayment or mandatory or voluntary prepayment of the Notes (to the extent of accrued interest on the principal amount of the Notes so repaid or prepaid) and at the scheduled or accelerated maturity of the Notes; provided, however, that for each day during any period that there shall have occurred and be continuing any Interest Increase Event, the interest rate on the unpaid principal amount of the Notes shall be increased to 14% per annum; provided, that if such Default Interest is not paid in cash on account of the provisions of Section 12, such unpaid interest shall compound (at the rate of interest then in effect with respect to the Notes) on each Payment Date until paid.

3.1.2. The Notes shall bear interest at the rate of 14% per annum on any overdue principal (including any overdue prepayment of principal, any principal due upon acceleration and, in either case, any Applicable Premium thereon) and on any overdue installment of interest (to the extent permitted by applicable law), in each case, without regard to whether such payment may then be made to the Noteholders under Section 12 hereof; provided, that if such Default Interest is not paid in cash on account of the provisions of Section 12, such unpaid interest shall compound (at the rate of interest then in effect with respect to the Notes) on each Payment Date until paid.

3.1.3. Interest on the Notes shall be computed on a daily basis and on the basis of a 360-day year of twelve 30-day months. In computing such interest, the date or dates of the making of the Notes shall be included and the date of payment shall be excluded.

3.2. Repayment of Principal. The entire unpaid principal balance on the Notes, together with any and all interest accrued and unpaid thereon, shall be due and payable in cash on the Maturity Date and on any accelerated maturity of the Notes.

3.3. Voluntary Prepayments.

3.3.1. From and after (but not before) the second anniversary of the date hereof, the Notes may be prepaid, at the Company’s option, at any time and from time to time, in whole or in part, on five Business Days prior notice to the Noteholders; provided, that each such voluntary prepayment of the Notes shall be in the minimum principal amount of $500,000 and shall be at a prepayment price equal to the sum of the principal amount prepaid plus accrued and unpaid interest thereon plus the Applicable Premium on such principal amount as set forth in the definition thereof.

3.3.2. Notwithstanding anything to the contrary contained in Section 3.3.1, (a) if the Company (or another entity created for such purpose and holding substantially all of the assets of the Company and its Subsidiaries) completes a Qualified Initial Public Offering, the Notes may be prepaid in whole but not in part, on five Business Days prior notice to the Noteholders at a prepayment price equal to the sum of the principal amount prepaid plus the Applicable Premium on such principal amount as set forth in the definition thereof or (b) if a sale is completed of all or substantially all of the capital stock of the Company (or another entity created for such purpose and holding substantially all of the assets of the Company and its Subsidiaries), including a sale effected by merger of the Company (or such entity) into a third party, or all or substantially all of the assets of the Company and its Subsidiaries, the Notes may be prepaid in whole but not in part on five Business Days prior notice to the Noteholders at a prepayment price equal to the sum of the principal amount prepaid plus the Applicable Premium on such principal amount as set forth in the definition thereof.

3.4. Mandatory Prepayment Upon a Change of Control.

3.4.1. Upon any Change of Control, the Company shall make an offer to prepay the Notes then outstanding, in whole and not in part, at a prepayment price equal to the sum of the principal amount thereof plus accrued and unpaid interest thereon plus the Applicable Premium on such principal amount as set forth in the definition thereof. Such offer to prepay shall be made in accordance with Section 3.4.2 hereof.

3.4.2. Not later than ten Business Days prior to any Change of Control, the Company shall deliver to each Noteholder a written offer (a “Change of Control Offer”) (which offer may be conditioned on the consummation of the transaction giving rise to the Change of Control, but shall be otherwise irrevocable and unconditional in all respects), stating that the Company is making an offer to prepay the Notes in full then outstanding at a prepayment price equal to the sum of the principal amount of such Notes plus accrued and unpaid interest thereon plus the Applicable Premium on such principal amount, and specifying a date not less than six

Business Days following delivery of the Change of Control Offer for the Noteholder to reject such offer. If within such period of six or more Business Days, a Noteholder shall give written notice to the Company that such Noteholder does not accept such offer, then the Notes held by such Noteholder shall not be required to be prepaid upon such Change of Control. If, however, a Noteholder shall accept such offer or shall fail within such period either to accept or to reject such offer, then the Company as a mandatory prepayment shall prepay all of the Notes held by such Noteholder at the purchase price provided in this Section 3.4.2. If for any reason the Company shall have failed to make the offer required by Section 3.4.1, then on the date of consummation of the transaction giving rise to such Change of Control, the Company shall prepay all the Notes, in whole and not in part, at the prepayment price provided in this Section 3.4.2. The prepayment of Notes pursuant to this Section 3.4.2 shall be effected simultaneously with the consummation of the transaction giving rise to such Change of Control; provided, that so long as the Credit Agreement shall be in effect and the Senior Lenders shall not have waived their right to prepayment of the Senior Indebtedness upon the occurrence of a Change in Control, then as provided in Section 12.1A hereof the Senior Indebtedness shall be paid before payment of the Notes on account of a Change in Control. No rejection of an offer under this Section 3.4.2 shall be interpreted to excuse the Company from the requirement of making a Change of Control Offer under Section 3.4.1 with respect to any subsequent Change of Control or shall be construed to constitute or to imply a rejection of any such subsequent Change of Control Offer.

3.5. Mandatory Prepayment in Other Events. In the event that the Senior Indebtedness of the Company under the Credit Agreement shall be indefeasibly paid in full in cash (except for obligations in respect of expenses and indemnities not then due and payable and other obligations surviving the termination of the Credit Agreement that are not then due and payable) and all obligations of the Senior Lenders thereunder terminated on a date prior to June 11, 2010 (the “Senior Credit Termination Date”), then on the first anniversary of the Senior Credit Termination Date the Company shall prepay the Notes, as a whole and not in part, at a prepayment price equal to the sum of the outstanding principal amount of the Notes plus accrued and unpaid interest thereon.

3.6. Prepayment Procedures.

3.6.1. All prepayments of the Notes under Section 3.3, 3.4 , 3.5 or 3.8 (whether voluntary or mandatory) shall include the payment of accrued interest to, but not including, the date of such prepayment on the principal amount of the Notes so prepaid and shall include a prepayment premium equal to the Applicable Premium, if any, on the principal amount of the Notes so prepaid.

3.6.2. If the Notes are to be prepaid in part, the Company shall prepay the Notes on a pro rata basis.

3.6.3. Upon surrender of a Note that is prepaid in part, the Company shall promptly execute and deliver to the holder (at the Company’s expense) a new Note equal in principal amount to the unpaid portion of the Note surrendered.

3.7. Manner and Time of Payment.

3.7.1. All payments by the Company under the Notes of principal, interest, Applicable Premium and all other payments required hereunder to be made by the Company shall be made without defense (other than the defense of payment), set-off or counterclaim, in each case by wire transfer of federal funds or other immediately available funds to the respective account of each Noteholder identified in Schedule 3.7.1 hereto or such other account as hereafter shall be designated in writing by each Noteholder to be received not later than 1:00 p.m. (New York time) on the date such payment is due; provided that funds received by such holders after 1:00 p.m. (New York time) shall be deemed to have been paid by the Company on the next succeeding Business Day; and provided that payment in accordance with this Section 3.7.1 shall not constitute a waiver of any claim that otherwise could have been asserted as a defense, set-off or counterclaim with respect to such payment.

3.7.2. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day which is not a Business Day, the payment shall be made on the next succeeding Business Day and such additional period shall be included in the computation of the payment of interest hereunder or under the Notes.

3.8. Certain Payments. Notwithstanding any provision of this Section 3 to the contrary (other than Section 3.9), if the aggregate amount of interest to be paid (determined as of the Closing Date) and all unpaid original issue discount on the Notes on any Payment Date following the fifth anniversary of the Closing Date (the first such date being July 10, 2008) would, but for this provision, exceed an amount equal to the product of:

3.8.1. the issue price (as defined in section 1273(b) and 1274(a) of the Code) of the Notes; and

3.8.2. the yield to maturity (interpreted in accordance with section 163(i) of the Code) of the Notes (such product the “Maximum Accrual”),

then the Company shall be required to pay all such interest (to the extent not previously paid) and original issue discount on the Notes in excess of an amount equal to the Maximum Accrual on each such interest payment date without premium or penalty, the amounts so prepaid to be applied in accordance with Section 3.6.

3.9. Effects of Subordination Provisions. Reference is made to Section 12 of this Agreement, pursuant to which the Noteholders agree that their receipt of payments of the Note Obligations including any payment of interest under Section 3.1 or payments of principal or interest under Section 3.8 and any payment of principal or premium under this Section 3 and any other Note Obligations, may be blocked or subordinated and may be subject to transfer to the Administrative Agent for the benefit of the Senior Lenders. Without limiting the foregoing, the Noteholders acknowledge that any voluntary prepayment of the Notes under Section 3.3 is subject to the prior written consent of the “Required Lenders” (as defined in the Credit Agreement).

SECTION 4. REPRESENTATIONS AND WARRANTIES OF EACH LENDER.

Each Lender represents and warrants, severally, to the Company that:

4.1. Legal Capacity; Due Authorization. Such Lender has full legal capacity, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and that this Agreement has been duly executed and delivered by such Lender and is the legal, valid and binding obligation of such Lender enforceable against it in accordance with the terms hereof.

4.2. Restrictions on Transfer. Such Lender has been advised that the Securities have not been registered under the Securities Act or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. Such Lender is aware that the Company is under no obligation to effect any such registration with respect to the Securities or to file for or comply with any exemption from registration. Such Lender has purchased the Securities for its own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act; provided, however, that except as provided in Section 12 of this Agreement, the disposition of such Lender’s property shall at all times be and remain in its control.

4.3. Accredited Investor, etc. Such Lender has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and to bear the economic risk of such investment for an indefinite period of time. Such Lender is an “accredited investor” as that term is defined in Regulation D under the Securities Act.

4.4. ERISA. The source of funds used by such Lender to pay the purchase price of the Notes constitutes assets: (i) allocated to the “insurance company general account” of such Lender (as such term is defined under Section V of the United States Department of Labor’s Prohibited Transaction Class Exemption (“PTCE”) 95-60), and as of the Closing Date satisfied all of the applicable requirements for relief under Sections I and IV of PTCE 95-60, (ii) allocated to a separate account maintained by such Lender in which no employee benefit plan, other than employee benefit plans identified on a list that was furnished by such Lender to the Company no less than three days prior to the Closing Date, participated to the extent of 10% or more, and as of the Closing Date it satisfies all of the applicable requirements for relief under Sections I and III of PTCE 90-1 or another applicable exemption, or (iii) of an investment fund, the assets of which do not include assets of any employee benefit plan within the meaning of ERISA. For the purpose of this section, the terms “separate account” and “employee benefit plan” shall have the respective meanings specified in Section 3 of ERISA.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

In order to induce the Lenders to enter into this Agreement, the Company represents, warrants and agrees for the benefit of the Lenders that as of the Closing Date:

5.1. Corporate Organization and Power. Each Member of the Consolidated Group (i) is a corporation, limited liability company, limited partnership or other legal entity, as the case may be, duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as the case may be, (ii) has the full corporate, partnership, limited liability company or other power and authority to execute, deliver and perform the Note Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted, and (iii) is duly qualified to do business as a foreign corporation, partnership, limited liability company or other legal entity and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, except where the failure to be so qualified would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.2. Authorization; Enforceability. Each of the Members of the Consolidated Group has taken, or on the Closing Date will have taken, all necessary corporate, partnership, limited liability or other legal action, as applicable, to execute, deliver and perform each of the Note Documents to which it is or will be a party, and has, or on the Closing Date (or any later date of execution and delivery) will have, validly executed and delivered each of the Note Documents to which it is or will be a party. This Agreement constitutes, and each of the other Note Documents upon execution and delivery will constitute, the legal, valid and binding obligation of each of the Members of the Consolidated Group that is a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, by general equitable principles or by principles of good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

5.3. No Violation. The execution, delivery and performance by each of the Members of the Consolidated Group of each of the Note Documents to which it is or will be a party, and compliance by it with the terms hereof and thereof, do not and will not (i) violate any provision of its articles or certificate of incorporation or formation, its bylaws or other applicable formation or organizational documents, (ii) contravene any other Requirement of Law applicable to it, (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, agreement or other instrument to which it is a party, by which it or any of its properties is bound or to which it is subject, or (iv) except for Permitted Liens, result in or require the creation or imposition of any Lien upon any of its properties, revenues or assets; except, in the case of clauses (ii) and (iii) above, where such violations or conflicts would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.4. Governmental and Third-Party Authorization; Permits.

5.4.1. No consent, approval, authorization or other action by, notice to, or registration or filing with, any Governmental Authority or other Person is or will be required as a condition to or otherwise in connection with the due execution, delivery and performance by each of the Members of the Consolidated Group of this Agreement or any of the other Note Documents to which it is or will be a party or the legality, validity or enforceability hereof or thereof, other than (i) consents, authorizations and filings that have been (or on or prior to the Closing Date will have been) made or obtained and that are (or on the Closing Date will be) in full force and effect, which consents, authorizations and filings are listed on Schedule 5.4, and (ii) consents and filings the failure to obtain or make which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.4.2. Each of the Members of the Consolidated Group has, and is in good standing with respect to, all governmental approvals, licenses, permits and authorizations necessary to conduct its business as presently conducted and to own or lease and operate its properties, except for those the failure to obtain which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.5. Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, at law, in equity or in arbitration, before any court, Governmental Authority or other Person (i) against or affecting any Member of the Consolidated Group or any of their respective properties that would, if adversely determined, be reasonably likely to have a Material Adverse Effect or (ii) with respect to this Agreement, any of the other Note Documents, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.6. Taxes. Each of the Members of the Consolidated Group has timely filed all material federal, state, local and foreign tax returns and reports required to be filed by it and has paid, prior to the date on which penalties would attach thereto or a Lien would attach to any of the properties of a Member of the Consolidated Group if unpaid, all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable, other than those (i) that are not yet delinquent, (ii) the failure to pay which would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect, (iii) that are disclosed on Schedule 5.6, or (iv) that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with GAAP. Such returns accurately reflect in all material respects all liability for taxes of the Members of the Consolidated Group for the periods covered thereby. As of the Closing Date, there is no ongoing audit or examination or, to the knowledge of the Company, other investigation by any Governmental Authority of the tax liability of any of the Members of the Consolidated Group, and there is no material unresolved claim by any Governmental Authority concerning the tax liability of any of the Members of the Consolidated Group for any period for which tax returns have been or were required to have been filed, other than unsecured claims for which adequate reserves have been established in accordance with GAAP. As of the Closing Date, no Member of the Consolidated Group has waived or extended or has been requested to waive or extend the statute of limitations relating to the payment of any taxes.

5.7. Subsidiaries. Schedule 5.7 sets forth a list, as of the Closing Date and after giving effect to the Transactions, of all of the Subsidiaries of the Parent (including the Company) and (i) as to each such Subsidiary, the percentage ownership (direct and indirect) of the Parent in each class of its Capital Stock and each direct owner thereof, and (ii) as to each of the Parent and its Subsidiaries, the jurisdiction of its organization, the number of shares of each class of Capital Stock outstanding, and the number and effect, if exercised, of all outstanding options, warrants, rights of conversion or purchase and similar rights. Except for the shares of Capital Stock and the other equity arrangements expressly indicated on Schedule 5.7, as of the Closing Date there are no shares of Capital Stock, warrants, rights, options or other equity securities, or other Capital Stock of any Member of the Consolidated Group outstanding or reserved for any purpose.

5.8. Full Disclosure. All material factual information heretofore, contemporaneously or hereafter furnished in writing to any Lender by or on behalf of any of the Members of the Consolidated Group (other than projections, budgets or other estimates) for purposes of or in connection with this Agreement, the other Note Documents, and the Transactions is or will be, taken as a whole, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been updated, amended or supplemented, on the date as of which any such update, amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained herein and therein, in light of the circumstances under which such information was provided, not misleading in any material respect when taken as a whole. As of the Closing Date, there is no fact known to any Member of the Consolidated Group which has, or could reasonably be expected to have, a Material Adverse Effect, which fact has not been set forth herein, in the financial statements of the Company and its Subsidiaries or Mettis and its Subsidiaries furnished to the Lenders, or in any certificate, opinion, or other written statement made or furnished by the Company to the Lenders. With respect to projections, budgets and other estimates, except as specifically represented in Section 5.11(c), the Company represents only that such information was prepared in good faith based upon reasonable assumptions, it being understood that any projected financial information represents projections, based upon various assumptions, of future results of operations and that actual results during the period or periods covered by such projections may differ from the projected results.

5.9. Margin Regulations. None of the Members of the Consolidated Group is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Notes will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose, in each case that would violate or be inconsistent with Regulation T, U or X or any provision of the Exchange Act.

5.10. No Material Adverse Effect. There has been no Material Adverse Effect since December 28, 2002, and there exists no event, condition or state of facts that would reasonably be expected to result in a Material Adverse Effect.

5.11. Financial Matters.

(a) The Company has heretofore furnished to the Lenders copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 28, 2002, December 29, 2001 and December 30, 2000, in each case with the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinion of Ernst & Young LLP or Arthur Andersen LLP (as the case may be) thereon, (ii) the audited consolidated balance sheets of Mettis and its Subsidiaries as of March 31, 2003 and March 31, 2002 and the audited combined balance sheets of Mettis and its Subsidiaries as of March 31, 2001, in each case with the related statements of income, cash flows and stockholders’ equity for the fiscal years then ended, together with the opinion of PricewaterhouseCoopers LLP thereon, (iii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the last day of the fourth fiscal month of fiscal year 2003, and the related statements of income, cash flows and stockholders’ equity for the four-month period then ended and (iv) the unaudited monthly financial statements prepared for Thornton Precision Components Limited, Jet Engineering Inc. and Ultrexx, Inc. as of May 2, 2003 and for the one-month period then ended furnished to Company by Mettis Group Limited. Such financial statements have been prepared in accordance with GAAP (subject, with respect to the unaudited financial statements, to the absence of notes required by GAAP and to normal year-end adjustments, and provided that (y) the monthly financial statements for Thornton Precision Components Limited, Jet Engineering Inc. and Ultrexx, Inc. referred to in clause (iv) above have been prepared in accordance with UK GAAP) and (z) the audited financial statements of Mettis and its Subsidiaries referred to in clause (ii) above have been prepared in accordance with United States GAAP (i.e., GAAP determined without regard to the proviso in the definition of such term) and present fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries or Mettis and its Subsidiaries, as the case may be, as of the respective dates thereof and the consolidated results of operations of the Company and its Subsidiaries or Mettis and its Subsidiaries, as the case may be, for the respective periods then ended. Except as fully reflected in the most recent financial statements referred to above and the notes thereto, there are no material liabilities or obligations with respect to the Company and its Subsidiaries or Mettis and its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that are required in accordance with GAAP to be reflected in such financial statements and that are not so reflected.

(b) The Pro Forma Balance Sheet gives pro forma effect to the consummation of the Mettis Acquisition, the issuance of the Notes, the consummation of the Equity Capitalization, the repayment of the Existing Senior Bank Facilities and the other Terminating Indebtedness, the initial extensions of credit made under the Credit Agreement, the payment of transaction fees and expenses related to the foregoing, and the consummation of the other Transactions, all as if such events had occurred on the date as of which the Pro Forma Balance Sheet is prepared. The Pro Forma Balance Sheet has been prepared in accordance with GAAP (subject to the absence of footnotes required by GAAP and subject to normal year-end adjustments, and provided that the financial information for Mettis and its Subsidiaries incorporated therein is provided under UK GAAP) and, based on stated assumptions made in good faith and having a reasonable basis set forth therein, presents fairly in all material respects the consolidated financial condition of the Company and its Subsidiaries on an unaudited pro forma basis as of the date set forth therein after giving effect to the consummation of the transactions described above.

(c) The Company has prepared, and has heretofore furnished to each of the Lenders a copy of, projected consolidated balance sheets and statements of income and cash flows of the Company and its Subsidiaries (consisting of balance sheets and statements of income and cash flows prepared jointly by the Sponsor and the Company on a quarterly basis through fiscal year 2003 and thereafter on an annual basis) for the seven fiscal-year period through the end of fiscal year 2009, giving effect to the consummation of the Mettis Acquisition, the issuance of the Notes, the consummation of the Equity Capitalization, the repayment of the Existing Senior Bank Facilities and the other Terminating Indebtedness, the initial extensions of credit made under the Credit Agreement, the payment of transaction fees and expenses related to the foregoing, and the consummation of the other Transactions (the “Projections”). In the good faith opinion of management of the Company, the assumptions used in the preparation of the Projections were fair, complete and reasonable when made and continue to be fair, complete and reasonable as of the date hereof. The Projections have been prepared in good faith by the executive and financial personnel of the Company, are complete and represent a reasonable estimate of the future performance and financial condition of the Company and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections.

(d) After giving effect to the consummation of the Transactions, the Members of the Consolidated Group taken as a whole on a consolidated basis (i) have capital sufficient to carry on their businesses as conducted and as proposed to be conducted, (ii) have assets with a fair saleable value, determined on a going concern basis, which are (y) not less than the amount required to pay the probable liability on their existing debts as they become absolute and matured and (z) greater than the total amount of their liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in their ordinary course.

5.12. Ownership of Properties. Each of the Members of the Consolidated Group (i) has good and marketable title to all real property owned by it, (ii) holds interests as lessee under valid leases in full force and effect with respect to all material leased real and personal property used in connection with its business, and (iii) has good title to all of its other material properties and assets reflected in the most recent financial statements referred to in Section 5.11(a) (except as sold or otherwise disposed of since the date thereof prior to the Closing Date or as permitted under Section 9.4), in each case free and clear of all Liens other than Permitted Liens. Schedule 5.12(a) lists, as of the Closing Date and after giving effect to the Transactions, all Realty of the Members of the Consolidated Group, indicating in each case the identity of the owner, the address of the property, the nature of use of the premises, and whether such interest is a leasehold or fee ownership interest. As of the Closing Date, the assets and properties of the Company consist only of those assets reflected on Schedule 5.12(b) (subject to changes in intercompany receivables and cash balances since the date reflected thereon), the Capital Stock of its Subsidiaries, contract rights and other assets not exceeding $25,000.

5.13. ERISA.

(a) Each of the Members of the Consolidated Group and its ERISA Affiliates is in compliance with the applicable provisions of ERISA, and each Plan is and has been administered in compliance with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code, except where the failure so to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. No ERISA Event (i) has occurred within the five (5) year period prior to the Closing Date, (ii) has occurred and is continuing, or (iii) to the knowledge of the Company, is reasonably expected to occur with respect to any Plan, in each case under clauses (i) through (iii) above except to the extent the same would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. No Plan has any Unfunded Pension Liability as of the most recent annual valuation date applicable thereto, and none of the Members of the Consolidated Group nor any of their respective ERISA Affiliates has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, other than any such liabilities or transactions that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

(b) None of the Members of the Consolidated Group nor any of their respective ERISA Affiliates has had a complete or partial withdrawal from any Multiemployer Plan, and none of the Members of the Consolidated Group nor any of their respective ERISA Affiliates would become subject to any liability under ERISA if any such Member of the Consolidated Group or ERISA Affiliate were to withdraw completely from all Multiemployer Plans as of the most recent valuation date. No Multiemployer Plan is in “reorganization” or is “insolvent” within the meaning of such terms under ERISA.

5.14. Environmental Matters. Except as set forth on Schedule 5.14 and except as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect:

5.14.1. No Hazardous Substances are or have been generated, used, located, released, treated, transported, disposed of or stored, currently or in the past, (i) by any Member of the Consolidated Group, or (ii) in, on, under, about or to or from any real property leased, operated or owned by any Member of the Consolidated Group, except in each case in compliance with all applicable Environmental Laws; and no portion of any such real property currently or at any time in the past leased, owned or operated by any Member of the Consolidated Group is contaminated by or contains any Hazardous Substance.

5.14.2. (i) No real property leased, operated or owned by any Member of the Consolidated Group has been used by any Member of the Consolidated Group or, to the knowledge of the Company, by any other Person, as or for a mine, landfill, dump or other disposal facility, gasoline service station or bulk petroleum products storage facility, (ii) no portion of such real property or any other real property currently or at any time in the past leased, owned or operated by any Member of the Consolidated Group has, pursuant to any Environmental Law, been placed on the “National Priorities List” or “CERCLIS List” (or any similar federal, state or local list) of sites subject to possible environmental problems, and (iii) there are not and have never been any underground storage tanks situated on any real property leased, operated or owned by any Member of the Consolidated Group.

5.14.3. All activities and operations of the Members of the Consolidated Group are in compliance with the requirements of all applicable Environmental Laws; each Member of the Consolidated Group has obtained all licenses and permits under Environmental Laws necessary to its respective operations; all such licenses and permits are being maintained in good standing and each of the Members of the Consolidated Group is in compliance with all terms and conditions of such licenses and permits; and none of the Members of the Consolidated Group is involved in or subject to any actual or alleged Environmental Claims and, to the knowledge of the Company, there are no threatened Environmental Claims involving any Member of the Consolidated Group, nor any basis therefor.

5.15. Compliance with Laws. Each Member of the Consolidated Group has timely filed all material reports, documents and other materials required to be filed by it under all applicable Requirements of Law with any Governmental Authority, has retained all material records and documents required to be retained by it under all applicable Requirements of Law, and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties (including, without limitation, the PATRIOT Act), except in each case to the extent that the failure to comply therewith, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

5.16. Intellectual Property. Each of the Members of the Consolidated Group owns, or has the legal right to use, all Intellectual Property necessary for it to conduct its business as currently conducted. Schedule 5.16 lists, as of the Closing Date and after giving effect to the Transactions, all registered Intellectual Property owned by any Member of the Consolidated Group. No claim has been asserted or is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Company know of any such claim, and to the knowledge of the Company, the use of such Intellectual Property by any Member of the Consolidated Group does not infringe on the known rights of any Person, except for such claims and infringements that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

5.17. Regulated Industries. None of the Members of the Consolidated Group is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment advisor,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company,” a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.18. Insurance. Schedule 5.18 sets forth, as of the Closing Date and after giving effect to the Transactions, an accurate and complete list and a brief description (including the insurer, policy number, type of insurance, coverage limits, deductibles, current premium, expiration dates and any special cancellation conditions) of all material policies of fire, liability (including, but not limited to, product liability), business interruption, workers’ compensation, and other forms of insurance owned or held by the Company and its Subsidiaries or pursuant to which any of their respective assets are insured as of the Closing Date. The assets, properties and business of the Company and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

5.19. Material Contracts. Schedule 5.19 lists, as of the Closing Date and after giving effect to the Transactions, each contract or agreement to which any of the Members of the Consolidated Group is a party, by which any of them or their respective properties is bound or to which any of them is subject (other than purchase orders with customers entered into in the ordinary course of business) the termination or cancellation of which, or the failure to renew which, would be reasonably likely to have a Material Adverse Effect (collectively, “Material Contracts”), and also indicates the parties thereto. As of the Closing Date and after giving effect to the Transactions, (i) each Material Contract is in full force and effect and is enforceable by each Member of the Consolidated Group that is a party thereto in accordance with its terms, and (ii) none of the Members of the Consolidated Group nor, to the knowledge of the Company, any other party thereto is in breach of or default under any Material Contract in any material respect or has given notice of termination or cancellation of any Material Contract.

5.20. [Reserved].

5.21. Labor Relations. None of the Members of the Consolidated Group is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. As of the Closing Date, there is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Company, threatened, against any of the Members of the Consolidated Group, (ii) no strike, lock-out, slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Company, threatened, against any of the Members of the Consolidated Group, and (iii) to the knowledge of the Company, no petition for certification or union election or union organizing activities taking place with respect to any of the Members of the Consolidated Group. As of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Members of the Consolidated Group.

5.22. Certain Transaction Documents. The Company has heretofore furnished to the Lenders true and complete copies of the Credit Agreement, the Contribution Agreements and the Mettis Stock Purchase Agreement, in each case together with all schedules and exhibits referred to therein or delivered pursuant thereto and all amendments, modifications and waivers relating thereto. On the Closing Date and immediately prior to giving effect to the consummation of the Transactions, (i) none of such Transaction Documents shall have been amended, modified or supplemented, nor any condition or provision thereof waived, in any material respect other than as approved by the Lenders, and each such Transaction Document is in full force and effect and no Member of the Consolidated Group (nor, to the knowledge of the Company, any other party thereto) is in default thereunder or in breach thereof, (ii) all conditions to the obligations of the Members of the Consolidated Group under each of such Transaction Documents to consummate the transactions contemplated thereby shall have been satisfied, and (iii) the Transactions will be consummated in accordance with the terms of such Transaction Documents and in compliance with all applicable Requirements of Law. As of the Closing Date, to the actual knowledge of the Company, all representations and warranties of Mettis contained in the Mettis Stock Purchase Agreement are true and correct with the same effect as if made on and as of the Closing Date, except to the extent the failure of such representations and warranties to be true and correct would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

5.23. No Burdensome Restrictions.

5.23.1. No Subsidiary is a party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock, to repay Indebtedness owed to the Company or any other Subsidiary, to make loans or advances to the Company or any other Subsidiary, or to transfer any of its assets or properties to the Company or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (i) the Credit Agreement and the other Credit Documents, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in operating leases and licenses of real or personal property entered into by the Company or any of its Subsidiaries as lessee or licensee in the ordinary course of business, (iv) this Agreement and (v) the Foreign Working Capital Facility (subject to the provisions of Section 9.11).

5.23.2. No Member of the Consolidated Group is a party to any written agreement or instrument or subject to any other obligations or any charter or corporate restriction or any provision of any applicable Requirement of Law that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.24. No Default. No event has occurred and is continuing which constitutes a Default or an Event of Default hereunder.

5.25. Brokerage Fees, etc. Except as set forth on Schedule 5.25, no broker’s, finder’s or placement fee or commission will be payable to any Person alleged to have been retained by or on behalf of the Company with respect to any of the transactions contemplated by this Agreement or any of the other Documents.

5.26. Private Offering. The Company has not (nor has anyone acting on its behalf) offered the Securities or any part thereof or any similar securities for issue or sale to, or solicited any offer to acquire any of the same from, anyone so as to bring the issuance and sale of any of the Securities within the provisions of Section 5 of the Securities Act or the provisions of any securities or blue sky law of any applicable jurisdiction.

5.27. Certain Tax Matters. The Company does not intend to treat the Securities and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Company determines to take any action inconsistent with such intention, it will promptly notify the Noteholders thereof. If the Company so notifies the Noteholders, the Company acknowledges that one or more of the Noteholders may treat its Securities as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Noteholder or Noteholders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

5.28. OFAC. No Member of the Consolidated Group (i) is or will become a Person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages or will engage in any dealings or transactions prohibited by Section 2 of such Executive Order, or be otherwise associated with any such Person in any manner violative of Section 2, or (iii) will otherwise become a Person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

SECTION 6. CLOSING CONDITIONS.

The effectiveness of this Agreement is subject to the satisfaction of the following conditions, each as of the Closing Date:

6.1. Representations and Warranties; No Default. All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects,

including, without limitation, that there shall exist no Default or Event of Default as of the Closing Date.

6.2. Documents Satisfactory. Each of the Documents, as well as all corporate proceedings taken by the Company and each of the Guarantors in connection therewith and with the transactions contemplated thereby, shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. All of the terms, conditions and provisions of each Document shall be satisfactory to the Lenders in all respects in form and substance, and no term, condition or provision thereof shall have been supplemented, amended, modified or waived without the Lenders’ written consent. Each Lender shall have received a copy of each Document (including any and all exhibits, schedules, amendments, modifications and supplements thereto), certified (individually or collectively) on behalf of the Company by an Authorized Officer of the Company as true, correct and complete.

6.3. Credit Agreement Conditions Satisfied. The conditions set forth in Section 4.1 of the Credit Agreement shall have been satisfied or waived except for the condition that the Company shall have issued and/or sold the Securities as provided herein, and the Lenders shall be satisfied that the initial borrowings under the Credit Agreement shall be made substantially contemporaneously with the purchase of the Securities hereunder. Immediately after giving effect to the transactions contemplated by the Mettis Stock Purchase Agreement, the Credit Documents and the Note Documents on the Closing Date, the Company shall have minimum undrawn availability under the revolving Credit Agreement of at least $13,000,000, and the Lenders shall have received a certificate of the Company executed on its behalf by an Authorized Officer of the Company as to compliance with the requirements of this sentence with calculations in reasonable detail demonstrating such compliance.

6.4. Mettis Acquisition. The Mettis Acquisition shall have been consummated in accordance with the terms of the Mettis Stock Purchase Agreement and all applicable laws, the aggregate purchase price payable by the Company pursuant to the Mettis Stock Purchase Agreement on the Closing Date shall not exceed $160,900,000 (without taking into account any post-closing working capital adjustment but including assumed capital leases of Mettis and rollover equity of Mettis stockholders), and each of the material conditions precedent to the consummation of the Mettis Acquisition (including, without limitation, the accuracy in all material respects of the representations and warranties contained in the Mettis Stock Purchase Agreement) shall have been satisfied without any material amendment or waiver, except with the written consent of the Lenders (which consent shall not be unreasonably withheld, delayed or conditioned).

6.5. Certain Financial Conditions.

(a) Immediately after giving effect to the consummation of the transactions contemplated by the Mettis Stock Purchase Agreement, the Credit Documents and the Note Documents on the Closing Date, the Consolidated Total Funded Debt of the Company and its Subsidiaries shall not exceed either (i) $142,500,000 or (ii) four times Pro Forma EBITDA for the period of twelve consecutive months ended April, 2003.

(b) Pro Forma EBITDA for the period of twelve consecutive months ended April, 2003 shall not be less than $35,000,000.

(c) Pro Forma EBITDA for the period of twelve consecutive months ended March 31, 2003 shall not be less than $35,400,000.

The Lenders shall have received a certificate of the Company executed on its behalf by an Authorized Officer stating that the Company is in compliance with each of the conditions set forth in subsections (a) through (c) of this Section 6.5 with calculations in reasonable detail demonstrating such compliance.

6.6. Delivery of Documents. The Lenders shall have received the following items, each of which shall be in form and substance reasonably satisfactory to the Lenders, and, unless otherwise noted, dated the Closing Date:

6.6.1. Executed counterparts of this Agreement, the Notes, the Subordinated Guaranty and the First Offer Agreement.

6.6.2. Resolutions of the board of directors of the Company and each Initial Guarantor approving the transactions contemplated by the Documents, as applicable, and approving and authorizing the execution, delivery and performance of this Agreement and each other Document to which each is a party, in each case, certified as of the Closing Date by the secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment.

6.6.3. Copies of certificates of the Secretary of State of the State of Delaware, dated as of a recent date prior to the Closing Date, listing the Charter of the Company and any amendments thereto on file in his office and certifying that (A) such Charter is a true and correct copy thereof, (B) such amendments are the only amendments to such Charter on file in his office, (C) the Company has paid all franchise taxes to the date of such certificate, and (D) the Company is duly incorporated and in good standing under the laws of such state.

6.6.4. Certificate of the Company signed on its behalf by an officer duly authorized, dated the Closing Date (the statements made in such certificate to be true on and as of such date) certifying as to (A) the absence of any amendment to the Charter of the Company since the date of the secretary of state’s certificate referred to in Section 6.6.3 above, (B) a true and correct copy of the bylaws of the Company as in effect on the Closing Date, (C) the due incorporation and good standing of the Company as a corporation organized under the laws of the State of Delaware and the absence of any proceeding for the dissolution or liquidation of the Company and (D) the names and true signatures of the officers of the Company executing the Documents.

6.6.5. Certificate of the Company signed on its behalf by an Authorized Officer dated the Closing Date (the statements made in such certificate to be true on and as of such date) certifying as to (A) the completeness and accuracy in all material respects of the representations and warranties contained in this Agreement as of the Closing Date, including the absence of any event occurring and continuing, or resulting from the transactions contemplated by the Documents, that would constitute a Default or an Event of Default and (B) the satisfaction of each of the conditions set forth in this Section 6 except to the extent that such conditions have been waived by the Lenders.

6.6.6. Copies of certificates of the jurisdiction of incorporation, or formation, of each of the Initial Guarantors, dated as of recent dates prior to the Closing Date, listing the charters, or similar governing documents, of each of the Initial Guarantors and any amendment thereto on file in such jurisdictions and certifying that (A) such governing document is a true and correct copy thereof, (B) such amendments are the only amendments to such governing document on file in his office, (C) such entity has paid all franchise taxes to the date of such certificate, and (D) such entity is duly incorporated, or formed, and in good standing under the laws of such state.

6.6.7. Certificates of each of the Initial Guarantors, each signed on its behalf by an officer duly authorized, dated the Closing Date (the statements made in each certificate to be true on and as of such date) certifying as to (A) the absence of any amendment to the charter of such Initial Guarantor, as applicable, since the date of the secretary of state’s certificate referred to in Section 6.6.6 above, (B) a true and correct copy of the bylaws of such Initial Guarantor, as applicable, as in effect on the Closing Date, (C) the due incorporation and good standing of such Initial Guarantor, as applicable, as a corporation organized under the laws of its jurisdiction of incorporation and the absence of any proceeding for the dissolution or liquidation of such Initial Guarantor, and (D) the names and true signatures of the officers of such Initial Guarantor, as applicable, executing the Note Documents.

6.6.8. A Solvency Certificate addressed to the Lenders dated as of the Closing Date.

6.7. Corporate/Capital Structure. The Lenders shall be reasonably satisfied with the ownership, corporate and legal structure and capitalization of each of the Company and each of its Subsidiaries, including without limitation (i) their respective charters and bylaws and (ii) the terms and provisions of any capital stock, warrants or other securities issued by the Company or its Subsidiaries and any agreements related thereto.

6.8. Lender Equity. The Company shall have executed and delivered the Warrants and the Lenders shall have received the Warrants.

6.9. Equity Capitalization. The Equity Capitalization shall have been consummated on terms and conditions reasonably satisfactory to the Lenders; and in connection therewith the Lenders shall be reasonably satisfied that after giving effect thereto the Company shall have received from the Parent or other sources gross cash proceeds in an aggregate amount of not less than $59,800,000 in exchange for the issuance of capital stock by the Company on terms and conditions (including, in the case of preferred equity, dividend and redemption terms and all other terms, rights and preferences) and pursuant to documentation reasonably satisfactory to the Lenders.

6.10. Right of First Offer. The Company shall have executed the First Offer Agreement and delivered it to Windjammer.

6.11. No Material Adverse Effect. Since December 28, 2002, both immediately before and after giving effect to the consummation of the transactions contemplated by the Acquisition Agreements and the Note Documents, the Lenders shall be reasonably satisfied that there shall not have occurred a Material Adverse Effect.

6.12. Litigation. There shall exist no action, suit, investigation, litigation or proceeding affecting any Member of the Consolidated Group or any of their respective properties or assets pending or threatened before any court, Governmental Authority or arbitrator that (i) would reasonably be expected to have a Material Adverse Effect, or (ii) purports to affect the legality, validity or enforceability of this Agreement, any other Document or the consummation of the transactions contemplated hereby and thereby. No order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain the Lenders from making the loans evidenced by the Notes.

6.13. Certain Fees. On the Closing Date, all expenses of the Lenders (including, without limitation, legal fees and expenses) incurred in connection with the negotiation and execution of this Agreement and the other Documents shall have been paid to the Lenders by the Company.

6.14. No Violation of Regulation T, U or X. The issuance of the Notes shall not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

6.15. Legal Opinion. The Lenders shall have received the executed legal opinions of Kirkland & Ellis, special counsel to the Company, in form and substance reasonably satisfactory to the Lenders.

6.16. Receipt of Diligence Report. The Lenders shall have received a copy of a financial and operating due diligence report on Mettis prepared by Ernst & Young LLP, in form and substance reasonably satisfactory to the Lenders.

6.17. Consents, Waivers and Approvals. All Persons from whom consents, approvals and/or waivers are required in connection with the transactions contemplated by the Acquisition Agreements and the Note Documents shall have consented, approved and/or provided waivers in writing, all in form and substance reasonably satisfactory to the Lenders, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

6.18. Transaction Fee. Each of the Lenders shall have received payment in cash of the transaction fee in the amount of 1% of the aggregate principal amount of the Notes and Warrants purchased by such Lender.

SECTION 7. AFFIRMATIVE COVENANTS.

The Company covenants and agrees that until all of the Notes shall have been indefeasibly paid in full and all of the other Note Obligations (other than the Warrants and contingent or indemnification obligations not yet due and payable) shall have been indefeasibly paid in full:

7.1. Payment of Note Obligations. The Company will pay the principal of, Applicable Premium (if any) and interest on, and any other amounts owing under, this Agreement and the Notes, in each case when due under the terms of this Agreement and the Notes.

7.2. Conduct of Business and Maintenance of Existence, etc. The Company and each of its Subsidiaries will (i) preserve, renew and keep in full force and effect its corporate or other existence and (ii) take all reasonable action to maintain all rights, privileges, licenses, permits and franchises necessary or desirable in the normal conduct of its business except to the extent the failure to do so would not reasonably be likely to have a Material Adverse Effect.

7.3. Maintenance of Property; Insurance. The Company and each of its Subsidiaries will (a) keep all material tangible property useful and necessary in its business in good working order and condition, ordinary wear and tear and damage occurring as a result of a casualty event excepted except to the extent that any properties are obsolete or are being replaced or, in the good faith judgment of the Company, are no longer useful or desirable in the conduct of the business of the Company and its Subsidiaries and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

7.4. New Guarantors. Upon the occurrence of a New Guaranty Event, the Company shall, as soon as practicable but in any event within fifteen (15) calendar days following such event, cause to be delivered to the Noteholders by each Required New Guarantor resulting from such New Guaranty Event (or other applicable Person) (provided that the obligation of the Company with respect to clause (vii) below shall be to use commercially reasonable efforts to provide the information described therein):

(i)	A guarantor accession to the Subordinated Guaranty, substantially in the form of Exhibit A to the Subordinated Guaranty, duly executed by such Required New Guarantor;

(ii)	a written legal opinion of counsel to the Required New Guarantor addressed to the Noteholders in form and substance satisfactory to the Required Noteholders and their counsel, which shall cover such matters relating to such Required New Guarantor and New Guaranty Event incident to the transactions contemplated by this Agreement and this Section 7.4 and the other Note Documents as set forth in the legal opinion of counsel delivered to the Lenders on the Closing Date;

(iii)

(a) a copy of the certificate of incorporation (or other charter documents) of such Required New Guarantor certified as of a date that is acceptable to the Required Noteholders by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Required New Guarantor, (b) a copy of the bylaws or similar organizational document of such Required New Guarantor certified on behalf of such Required New Guarantor as of a date that is acceptable to the Required Noteholders by the corporate secretary or assistant secretary of such Required New

Guarantor, (c) an original certificate of good standing for such Required New Guarantor issued by the applicable Governmental Authority of the jurisdiction of incorporation or organization of such Required New Guarantor and (d) copies of the resolutions of the Board of Directors and, if required, stockholders or other equity owners of such Required New Guarantor authorizing the execution, delivery and performance of the agreements, documents and instruments executed pursuant to clause (i) above, certified on behalf of such Required New Guarantor by an Authorized Officer of such Required New Guarantor, all in form and substance reasonably acceptable to the Required Noteholders;

(iv)	a report of Uniform Commercial Code financing statement, tax and judgment lien searches performed against such Required New Guarantor in each jurisdiction in which such Required New Guarantor is incorporated or organized, has a place of business or keeps any material property, which report shall show no Liens on such property (other than Permitted Liens);

(v)	a certificate on behalf of such Required New Guarantor of the corporate secretary or assistant secretary of such Required New Guarantor as to the incumbency and signature of the officers executing agreements, documents and instruments executed pursuant to clause (i) above;

(vi)	a Solvency Certificate for such Required New Guarantor addressed to the Lenders dated as of the New Guaranty Event;

(vii)	copies of all such other information as shall have been provided by or on behalf of the Required New Guarantor to any holder of Senior Indebtedness in connection with such Required New Guarantor’s guarantee of Senior Indebtedness;

(viii)	evidence reasonably satisfactory to the Required Noteholders that no Default or Event of Default shall exist immediately before or after such New Guaranty Event or be caused thereby; and

(ix)	certificate executed on behalf of the Company and such Required New Guarantor by an Authorized Officer of each of the Company and such Required New Guarantor, which shall constitute a representation and warranty by the Company and such Required New Guarantor as of the date of such New Guaranty Event that all conditions contained in this Agreement to the New Guaranty Event have been satisfied.

7.5. Use of Proceeds. All proceeds of the sale of the Securities and of the initial borrowings under the Credit Agreement will be used to provide funding for the Mettis Acquisition, to pay the costs and expenses (including fees) associated with the Mettis Acquisition and for general corporate purposes.

7.6. Payment of Obligations. The Company will, and will cause each of its Subsidiaries to, (i) pay, discharge or otherwise satisfy at or before maturity all liabilities and obligations as and when due (subject to any applicable subordination, grace and notice provisions), except to the extent failure to do so would not be reasonably likely to have a Material Adverse Effect, and (ii) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and all lawful claims that, if unpaid, would become a Lien upon any of the properties of any Member of the Consolidated Group; provided, however, that no Member of the Consolidated Group shall be required to pay any such unsecured tax, assessment, charge, levy or claim (x) that is being contested in good faith and by proper proceedings and as to which such Member of the Consolidated Group is maintaining adequate reserves with respect thereto in accordance with GAAP, or (y) except where the failure so to pay would be reasonably likely to have a Material Adverse Effect.

7.7. Compliance with Laws, etc. The Company will, and will cause each Member of the Consolidated Group to, comply with all applicable Requirements of Law in respect of the conduct of its business and the ownership of its property, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

SECTION 8. FINANCIAL COVENANTS.

The Company covenants and agrees that until all of the Notes shall have been indefeasibly paid in full and all of the other Note Obligations (other than the Warrants and contingent or indemnification obligations not yet due and payable) shall have been indefeasibly paid in full, the Company shall not directly or indirectly:

8.1. Total Leverage Ratio. Permit the Total Leverage Ratio as of the last day of any fiscal quarter, beginning with the second fiscal quarter of fiscal year 2003, to be greater than the ratio set forth below opposite such fiscal quarter (or opposite the period that includes such fiscal quarter):

Period	Maximum Total Leverage Ratio
2nd FQ of 2003 through and including 4th FQ of 2003	5.1750:1.0
1st FQ of 2004 through and including 2nd FQ of 2004	4.8875:1.0
3rd FQ of 2004 through and including 4th FQ of 2004	4.6000:1.0
1st FQ of 2005 through and including 2nd FQ of 2005	4.3125:1.0
3rd FQ of 2005 through and including 4th FQ of 2005	4.0250:1.0
1st FQ of 2006 through and including 2nd FQ of 2006	3.7375:1.0
3rd FQ of 2006 through and including 4th FQ of 2006	3.4500:1.0
Thereafter	2.8750:1.0

8.2. Consolidated EBITDA. Permit Consolidated EBITDA for any Reference Period ending as of the last day of any fiscal quarter, beginning with the second fiscal quarter of fiscal year 2003, to be less than the amount set forth below opposite such fiscal quarter (or opposite the period that includes such fiscal quarter):

Period	Minimum Consolidated EBITDA
2nd FQ of 2003	$7,225,000
3rd FQ of 2003	$6,056,250
4th FQ of 2003	$12,112,500
1st FQ of 2004	$18,912,500
2nd FQ of 2004	$25,712,500
3rd FQ of 2004 through and including 4th FQ of 2004	$27,625,000
1st FQ of 2005 through and including 2nd FQ of 2005	$29,112,500
3rd FQ of 2005 through and including 4th FQ of 2005	$31,025,000
1st FQ of 2006 through and including 2nd FQ of 2006	$31,875,000
3rd FQ of 2006 through and including 4th FQ of 2006	$33,150,000
Thereafter	$34,850,000

8.3. Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any fiscal quarter, beginning with the third fiscal quarter of fiscal year 2003, to be less than the ratio set forth below opposite such fiscal quarter (or opposite the period that includes such fiscal quarter):

Period	Minimum Interest Coverage Ratio
3rd FQ of 2003 through and including 4th FQ of 2003	2.1250:1.0
1st FQ of 2004 through and including 2nd FQ of 2004	2.2100:1.0
3rd FQ of 2004 through and including 4th FQ of 2004	2.3800:1.0
1st FQ of 2005 through and including 2nd FQ of 2005	2.5500:1.0
3rd FQ of 2005 through and including 2nd FQ of 2006	2.7625:1.0
3rd FQ of 2006 through and including 4th FQ of 2006	2.9750:1.0
Thereafter	2.9750:1.0

8.4. Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of the last day of any fiscal quarter, beginning with the third fiscal quarter of fiscal year 2003, to be less than the ratio set forth below opposite such fiscal quarter (or opposite the period that includes such fiscal quarter):

Period	Minimum Fixed Charge Coverage Ratio
3rd FQ of 2003 through and including 4th FQ of 2003	0.85:1.0
1st FQ of 2004 through and including 2nd FQ of 2004	0.87125:1.0
3rd FQ of 2004 through and including 2nd FQ of 2005	0.945:1.0
3rd FQ of 2005 through and including 4th FQ of 2005	0.975:1.0
Thereafter	1.0:1.0

8.5. Capital Expenditures. Permit Capital Expenditures during any fiscal year set forth below to be greater than the sum of (i) the amount set forth below opposite such fiscal year plus (ii) fifty percent (50%) of the excess, if any, of the amount set forth below applicable to the immediately preceding fiscal year (without giving effect to any carryover from any prior fiscal year) over the actual amount of Capital Expenditure for each immediately preceding fiscal year.

Fiscal Year	Maximum Amount of Capital Expenditures
2003	$12,000,000
2004	$12,000,000
2005	$12,300,000
2006	$13,500,000
2007	$14,700,000
2008	$16,200,000
Each fiscal year thereafter	$17,400,000

SECTION 9. NEGATIVE COVENANTS.

The Company covenants and agrees that until all of the Notes shall have been indefeasibly paid in full and all of the other Note Obligations (other than the Warrants and contingent or indemnification obligations not yet due and payable) shall have been indefeasibly paid in full:

9.1. Merger; Consolidation. The Company will not and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, or enter into any consolidation, merger or other combination, or agree to do any of the foregoing; provided, however, that:

(i)	any Wholly Owned Subsidiary of the Company may merge or consolidate with any Subsidiary Guarantor (provided that a Subsidiary Guarantor is the surviving entity), or may be liquidated into a Subsidiary Guarantor, in each case provided further that no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)	any Wholly Owned Subsidiary of the Company that is a Domestic Subsidiary may merge or consolidate with another Person other than the Company, provided that (x) the surviving entity is a Domestic Subsidiary and a Subsidiary Guarantor, (y) unless such other Person is a Wholly Owned Subsidiary immediately prior to giving effect thereto, such merger or consolidation shall constitute a Permitted Acquisition and the applicable conditions and requirements of Section 7.4 shall be satisfied, and (z) no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii)	any Wholly Owned Subsidiary of the Company that is a Foreign Subsidiary may merge or consolidate with any other Wholly Owned Subsidiary of the Company that is a Foreign Subsidiary, provided that if either constituent corporation is a Subsidiary Guarantor, the surviving entity shall be a Subsidiary Guarantor, and provided further that no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(iv)	to the extent not otherwise expressly permitted under the foregoing clauses, any Wholly Owned Subsidiary that has sold, transferred or otherwise disposed of all or substantially all of its assets in connection with an Asset Disposition permitted under this Agreement and no longer conducts any active trade or business may be liquidated, wound up and dissolved.

9.2. Indebtedness. The Company will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than (without duplication):

(i)	Indebtedness incurred under the Credit Documents; provided that the aggregate principal amount of such Indebtedness at any time outstanding shall not exceed $130,000,000 (exclusive of obligations owing under Hedge Agreements);

(ii)	Indebtedness in respect of the Note Obligations;

(iii)	[reserved];

(iv)	accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money, in each case above to the extent constituting Indebtedness;

(v)	purchase money Indebtedness of the Company and its Subsidiaries incurred solely to finance the payment of all or part of the purchase price of any equipment, real property or other fixed assets acquired in the ordinary course of business, including Indebtedness in respect of Capital Lease obligations, and any renewals, refinancings or replacements thereof, provided that all such purchase money Indebtedness shall not exceed $7,500,000 in aggregate principal amount outstanding at any one time;

(vi)

unsecured loans and advances (A) by the Company or any Subsidiary to any Domestic Subsidiary Guarantor, (B) by any Subsidiary to the Company, or (C) by the Company or any Subsidiary to any Subsidiary that is not a Domestic Subsidiary Guarantor, provided that any such loan or advance is subordinated in right and time of payment to the Note Obligations, in a manner reasonably satisfactory to the Required

Noteholders, and provided further that all such loans and advances made pursuant to clause (C) above to Subsidiaries (including Foreign Subsidiaries) that are not Domestic Subsidiary Guarantors shall be subject to the limitations on Investments set forth in Section 9.5 (including, without limitation, the limitations on Investments in Foreign Subsidiaries set forth in Section 9.5(xi));

(vii)	Indebtedness of the Company under Hedge Agreements required pursuant to, and entered into in accordance with, Section 6.8 of the Credit Agreement or under other Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(viii)	Indebtedness existing on the Closing Date and described in Schedule 9.2 and any renewals, refinancings or extensions of any such Indebtedness, so long as the principal amount thereof is not increased to an amount exceeding the principal amount thereof outstanding as of the date of such renewal, refinancing or extension and the terms thereof, taken as a whole, are not made materially less favorable to the respective obligors;

(ix)	Indebtedness consisting of Guaranty Obligations of the Company or any of its Subsidiaries incurred in the ordinary course of business for the benefit of another Member of the Consolidated Group, provided that the primary obligation being guaranteed is expressly permitted by this Agreement, and provided that this clause (ix) shall not permit any guarantee by the Company or any Domestic Subsidiary of the Foreign Working Capital Facility;

(x)	unsecured Indebtedness issued after the Closing Date by the Company or any of its Subsidiaries to sellers in connection with Permitted Acquisitions (excluding Indebtedness consisting of Contingent Purchase Price Obligations), in an aggregate principal amount not exceeding $3,000,000 outstanding at any time, provided that such Indebtedness (A) shall not mature or require any scheduled payment of principal at any time prior to the first anniversary of the Maturity Date, (B) is fully subordinated in right and time of payment to the Obligations on terms and conditions acceptable to the Required Noteholders, (C) shall have covenants and undertakings that, taken as a whole, are materially less restrictive than those contained herein and shall not be cross-defaulted to this Agreement (but may be cross-accelerated) and (D) is otherwise on terms and conditions acceptable to, and in a form approved in writing by, the Required Noteholders, and provided further that no Indebtedness (excluding Indebtedness consisting of Contingent Purchase Price Obligations) to sellers in connection with Permitted Acquisitions shall be incurred except on the terms described in this paragraph (the Indebtedness described in this paragraph, “Seller Subordinated Indebtedness”);

(xi)	Indebtedness that may be deemed to exist pursuant to any performance bond, surety, statutory appeal or similar obligation entered into or incurred by the Company or any of its Subsidiaries in the ordinary course of business;

(xii)	Indebtedness of the Company and its Subsidiaries consisting of deposit overdraft lines of credit, not exceeding $1,000,000 in aggregate principal amount outstanding at any time;

(xiii)	Indebtedness of the Company and its Subsidiaries arising under agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with the Mettis Acquisition, a Permitted Acquisition or a sale or other disposition of assets permitted hereunder;

(xiv)	unsecured Indebtedness consisting of Contingent Purchase Price Obligations of the Company and its Subsidiaries (including Contingent Purchase Price Obligations set forth on Schedule 9.2) to the extent that the aggregate Contingent Purchase Price Reserve Amounts do not exceed $4,000,000 at any one time;

(xv)	Indebtedness incurred or assumed after the Closing Date by the Company or any of its Subsidiaries pursuant to a Permitted Acquisition, which Indebtedness (a) is unsecured or, if secured, is secured only by property, plant and equipment of the acquired business or Person in existence at the time of such Permitted Acquisition (and in any event, shall not be owing to or secured in favor of any seller in such Permitted Acquisition) and (b) was in existence at the time of such Permitted Acquisition and was not incurred in contemplation or anticipation of such Permitted Acquisition, not exceeding $3,000,000 in aggregate principal amount outstanding at any time;

(xvi)	Guaranty Obligations in the form of Investments permitted under Section 9.5;

(xvii)	a Foreign Working Capital Facility not exceeding £3,000,000 (or, in the event of a conversion of Pounds Sterling to Euros, an equivalent amount in Euros determined as of the date of the conversion) in the aggregate principal amount outstanding at any time and any Guaranty Obligations of Foreign Subsidiaries of Mettis in respect thereof; and

(xviii)	other unsecured Indebtedness of the Company and its Subsidiaries not exceeding $3,500,000 in aggregate principal amount outstanding at any time; provided that the aggregate principal amount of Indebtedness of Foreign Subsidiaries incurred pursuant to this Section 9.2(xviii) outstanding at any time shall not exceed $1,500,000.

9.3. Liens. The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, or agree to do any of the foregoing, other than the following (collectively, “Permitted Liens”):

(i)	Liens created under the Credit Documents (subject to the limitation on Senior Indebtedness permitted by Section 9.2(i));

(ii)	Liens in existence on the Closing Date and set forth on Schedule 9.3;

(iii)	Liens imposed by law, such as Liens of carriers, warehousemen, mechanics, materialmen and landlords, and other similar Liens imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business for sums not constituting borrowed money that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(iv)	Liens (other than any Lien imposed by ERISA, the creation or incurrence of which would result in an Event of Default under Section 11.10) incurred in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure the performance of letters of credit, bids, tenders, statutory obligations, surety and appeal bonds, leases, public or statutory obligations, government contracts, contractual or warranty requirements, and other similar obligations (other than obligations for borrowed money) entered into in the ordinary course of business, including obligations under insurance or self-insurance arrangements;

(v)	Liens for taxes, assessments or other governmental charges or statutory obligations that are not delinquent or remain payable without any penalty or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP (if so required);

(vi)	any attachment or judgment Lien not constituting an Event of Default under Section 11.9 that is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(vii)

Liens (I) securing the purchase money Indebtedness permitted under Section 9.2(v), provided that (a) any such Lien shall attach to the property acquired with such Indebtedness concurrently with or within ninety (90) days after the acquisition or the refinancing thereof by the Company or such Subsidiary, (b) the amount of the Indebtedness secured by such Lien shall not exceed the lesser of (y) the fair market value of the property acquired with such Indebtedness at the time of such acquisition and (z) the cost thereof to the Company or such Subsidiary and (c) any such Lien shall not encumber any other property of the Company or any of its Subsidiaries, and (II) on property, plant and equipment of an acquired business or Person securing Indebtedness permitted under, and on the terms set forth in, Section 9.2(xv);

(viii)	customary security deposits under operating leases entered into by the Company and its Subsidiaries in the ordinary course of business;

(ix)	customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code of banks or other financial institutions where the Company or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(x)	Liens arising from the filing, for notice purposes only, of UCC-1 financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) in respect of true leases otherwise permitted hereunder;

(xi)	with respect to any real property occupied by the Company or any of its Subsidiaries, (a) all easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, licenses, encroachments, variations and similar restrictions, charges and encumbrances on title (including Liens in the nature of municipal ordinances, zoning, entitlement, land use and environmental regulations) that do not materially impair the use of such property for its intended purposes or the value thereof, and (b) any other Lien or exception to coverage described in mortgagee policies of title insurance issued in favor of and accepted by the Administrative Agent;

(xii)	Liens in favor of customs and revenue authorities arising as a matter of law to secure nondelinquent customs duties in connection with the importation of goods;

(xiii)	Liens that arise in favor of banks under Article 4 of the Uniform Commercial Code on items in collection and the documents relating thereto and proceeds thereof;

(xiv)	Liens with respect to cash deposits held in escrow in connection with Permitted Acquisitions;

(xv)	Liens deemed to exist in connection with investments in repurchase agreements meeting the requirements of Cash Equivalents;

(xvi)	any leases, subleases, licenses or sublicenses granted by the Company or any of its Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the business of the Company and its Subsidiaries, and any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license permitted under this Agreement;

(xvii)	Liens consisting of contractual obligations of any Member of the Consolidated Group to sell or otherwise dispose of assets (provided that such sale or disposition is permitted under Section 9.4);

(xviii)	other Liens securing obligations not exceeding $2,000,000 in aggregate principal amount outstanding at any time;

(xix)	Liens securing Indebtedness of Mettis and any of its Foreign Subsidiaries permitted under the Foreign Working Capital Facility (which Liens shall encumber only assets of Mettis and such Foreign Subsidiaries); and

(xx)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that any such extension, renewal or replacement Lien shall be limited to all or a part of the property that secured the Lien so extended, renewed or replaced (plus any improvements on such property).

9.4. Disposition of Assets. The Company will not, and will not permit or cause any of its Subsidiaries to, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) all or any portion of its assets, business or properties (including, without limitation, any Capital Stock of any of its Subsidiaries), or agree to do any of the foregoing, except for:

(i)	sales, transfers, leases, licenses or other dispositions of inventory, materials and other property and assets (including intellectual property), in each case in the ordinary course of business;

(ii)	the sale, exchange or other disposition of Cash Equivalents in the ordinary course of business;

(iii)	the sale, lease or other disposition of assets by the Company or any Subsidiary of the Company to the Company or to a Domestic Subsidiary Guarantor (or by any Foreign Subsidiary to another Foreign Subsidiary, provided that no Foreign Subsidiary that is a Subsidiary Guarantor may sell, lease or otherwise dispose of any assets to a Foreign Subsidiary that is not a Subsidiary Guarantor pursuant to this clause (iii)), in each case so long as no Event of Default shall have occurred and be continuing or would result therefrom;

(iv)	the sale, exchange or other disposition in the ordinary course of business of equipment or other capital assets no longer used or useful in the business of the Company and its Subsidiaries;

(v)	the sale or disposition of assets (other than the Capital Stock of Subsidiaries) outside the ordinary course of business for fair value and for cash, provided that (x) the aggregate amount of Net Cash Proceeds from all such sales or dispositions that are consummated during any Reference Period shall not exceed $1,500,000, (y) if such sale or disposition shall be an “Asset Disposition” hereunder, such Net Cash Proceeds shall be reinvested or applied to the prepayment of the Senior Indebtedness in accordance with the provisions of the Credit Agreement, and (z) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and

(vi)	any merger, consolidation or other transaction expressly permitted under Section 9.1.

9.5. Investments. The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, purchase, own, invest in or otherwise acquire any Capital Stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or purchase or otherwise acquire (whether in one or a series of related transactions) any portion of the assets, business or properties of another Person (including pursuant to an Acquisition), or create or acquire any Subsidiary, or become a partner or joint venturer in any partnership or joint venture (collectively, “Investments”), or make a commitment or otherwise agree to do any of the foregoing, other than:

(i)	Investments consisting of cash and Cash Equivalents;

(ii)	Investments consisting of the creation of accounts receivable, purchases and acquisitions of inventory, supplies, materials and equipment or licenses or leases of intellectual property and other assets, in each case in the ordinary course of business,

(iii)	Investments consisting of (w) loans and advances to employees of the Company and its Subsidiaries for reasonable travel, relocation and business expenses in the ordinary course of business not exceeding $1,000,000 at any time outstanding, (x) cash loans and advances to employees of the Company and its Subsidiaries for the purchase of Capital Stock of Parent or the Company not exceeding $1,000,000 at any time outstanding, (y) accounts receivable of the Company and its Subsidiaries created or acquired in the ordinary course of business, and (z) prepaid expenses of the Company and its Subsidiaries incurred in the ordinary course of business;

(iv)	Investments (including debt obligations) of the Company and its Subsidiaries received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(v)	without duplication, Investments consisting of intercompany Indebtedness permitted under Section 9.2(vi);

(vi)	Investments existing as of the Closing Date and described in Schedule 9.5;

(vii)	Investments of the Company under Hedge Agreements required pursuant to, and entered into in accordance with, Section 6.8 of the Credit Agreement or under other Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;

(viii)	Investments in Domestic Subsidiaries existing as of the date hereof, which Domestic Subsidiaries are Subsidiary Guarantors;

(ix)	Investments made prior to the date hereof in Foreign Subsidiaries existing as of the date hereof, provided that nothing in this paragraph shall permit any Investments made after the date hereof in such Foreign Subsidiaries;

(x)	Investments consisting of the making of capital contributions or the purchase of Capital Stock (y) by the Company or any Subsidiary in any other newly created or acquired Wholly Owned Subsidiary that is (or immediately after giving effect to such Investment will be) a Domestic Subsidiary Guarantor, provided that the Company complies with the provisions of Section 7.4, and (z) by any Subsidiary in the Company;

(xi)

Investments in Foreign Subsidiaries (including, without limitation (but without duplication), capital contributions made to any Foreign Subsidiary, loans made to any Foreign Subsidiary (including loans and advances to Foreign Subsidiaries made pursuant to Section 9.2(vi)), Guarantee Obligations with respect to obligations of any such Foreign Subsidiary, and Acquisitions of foreign Persons or businesses) made after the date hereof in an aggregate amount, as valued at the time each such Investment is made, not exceeding $5,000,000 for all such Investments from and after the Closing Date; provided that (1) the aggregate permitted amount for all such Investments shall increase to $10,000,000 upon delivery pursuant to Section 10.2(a) of Compliance Certificates indicating a Total Leverage Ratio of less than 3.5 to 1.0 as of the last day of two consecutive fiscal quarters (but provided further that in the event the Total Leverage Ratio should equal or exceed 3.5 to 1.0 as of the last day of any fiscal period at any time thereafter, the aggregate permitted amount for all such Investments pursuant to this Section 9.5(xi) shall automatically be reduced to $5,000,000 (plus any such Investments pursuant to this Section

9.5(xi) outstanding at the time of reduction to the extent in excess of $5,000,000, but only to the extent of such excess)), and (2) notwithstanding the foregoing, no Investments may be made under this Section 9.5(xi) if a Default or Event of Default has occurred and is continuing;

(xii)	the Mettis Acquisition and the other Transactions;

(xiii)	Capital Expenditures permitted under Section 8.6;

(xiv)	Permitted Acquisitions;

(xv)	other Investments not otherwise permitted under this Section 9.5 (including joint ventures, but excluding Investments in Foreign Subsidiaries) in an aggregate amount, as valued at the time each such Investment is made, not exceeding $1,500,000 for all such Investments from and after the Closing Date.

9.6. Restricted Payments.

(a) The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or purchase, redeem, retire or otherwise acquire for value any shares of its Capital Stock or any warrants, rights or options to acquire its Capital Stock, or set aside funds for any of the foregoing, except that:

(i)	the Company and any of its Subsidiaries may declare and make dividend payments or other distributions payable solely in its Common Stock;

(ii)	each Subsidiary of the Company may declare and make dividend payments or other distributions to the Company or to a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor, or (if such declaring Subsidiary is a Foreign Subsidiary) to another Wholly Owned Foreign Subsidiary, in each case to the extent not prohibited under applicable Requirements of Law;

(iii)	the Company may declare and make dividend payments and other distributions to Parent in an aggregate amount not exceeding $200,000 for any fiscal year to enable Parent to pay ordinary and reasonable holding company operating expenses;

(iv)	the Company may use a portion of the proceeds from the Equity Capitalization to repurchase Capital Stock of the Company from former employees and managers of the Company and its Subsidiaries on the Closing Date, so long as the conditions in Section 6.3 are satisfied after giving effect thereto;

(v)	the Company and its Subsidiaries may make payments to Parent pursuant to a tax sharing agreement under which each such party is allocated its proportionate share of the tax liability of the affiliated group of entities that file consolidated federal income tax returns, provided that such payments are used to pay taxes; and

(vi)	so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Company may purchase, redeem, retire or otherwise acquire shares of its Capital Stock (or options or rights to acquire its Capital Stock) held by former officers, directors or employees following termination of service or employment, in an aggregate cash amount not exceeding $1,000,000 for all such purchases, redemptions, retirements and acquisitions during any fiscal year or $2,500,000 for all such purchases, redemptions, retirements and acquisitions from and after the Closing Date.

(b) The Company will not, and will not permit any of its Subsidiaries to, make any payment in respect of any Contingent Purchase Price Obligations (whether or not such Contingent Purchase Price Obligations constitute Indebtedness) or Seller Subordinated Indebtedness unless, immediately after giving effect to such payment, the Company shall be in compliance with the financial covenants contained in Sections 8.1 through 8.5, such compliance determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if such payment had been made on the last day of such Reference Period, and the Noteholders have received a certificate on behalf of the Company of a Financial Officer of the Company to such effect.

9.7. Transactions with Affiliates. The Company will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction (including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service) with any officer, director, stockholder or other Affiliate of the Company or any of its Subsidiaries, except in the ordinary course of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person other than an Affiliate of the Company or any of its Subsidiaries; provided, however, that nothing contained in this Section 9.7 shall prohibit:

(i)	transactions described on Schedule 9.7 or otherwise expressly permitted under this Agreement;

(ii)	transactions among the Company and its Wholly Owned Subsidiaries (provided that such transactions shall remain subject to any other applicable limitations and restrictions set forth in this Agreement);

(iii)

the payment by the Company of reasonable and customary fees to members of its board of directors (such fees not to exceed, in any event, $200,000 during any fiscal year of the Company) and the payment and provision of reasonable compensation and benefits to its directors, officers and employees; and

(iv)	the Company may pay (y) a management fee to the Sponsor in an aggregate amount not to exceed $600,000 during any Reference Period plus any transactions fees in such amounts and calculated in the manner set forth in the Management Agreement as of the Closing Date (the “Management Fee”); provided, however, that no Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Management Fee payment, and upon the occurrence of any Default or Event of Default the Management Fee may continue to accrue (without interest) and may be paid when such Default or Event of Default is cured or waived, and (z) out of pocket fees and expenses reimbursable by the Company under the Management Agreement.

9.8. Lines of Business. The Company will not, and will not permit or cause any of its Subsidiaries to, engage in any lines of business other than the businesses engaged in by it and its Subsidiaries on the Closing Date and businesses and activities reasonably related thereto. All references in this Agreement and the other Note Documents to “in the ordinary course of business” shall mean only in the ordinary course of those businesses permitted by this Section 9.8.

9.9. Sale-Leaseback Transactions. Except for transactions otherwise expressly permitted under this Agreement and except as permitted by Section 9.2(v), the Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed, and whether now owned or hereafter acquired) (i) that any Member of the Consolidated Group has sold or transferred (or is to sell or transfer) to a Person that is not a Member of the Consolidated Group or (ii) that any Member of the Consolidated Group intends to use for substantially the same purpose as any other property that, in connection with such lease, has been sold or transferred (or is to be sold or transferred) by a Member of the Consolidated Group to another Person that is not a Member of the Consolidated Group.

9.10. Certain Amendments.

(a) Until all Senior Indebtedness owing to the Senior Lenders shall have been paid in full in cash, or payment thereof in a form and manner satisfactory to the Senior Lenders shall have been provided for, and all commitments of the Senior Lenders and Letters of Credit under the Credit Agreement shall have been terminated or expired, the Company and the Parent may agree to any amendment or modification of the Credit Agreement except any amendment or modification which would contravene any of the following: (i) the interest rate, including the default interest rate, shall be not greater than four percent (4%) above the sum of (x) the Applicable Margin (as defined in the Credit Agreement) provided for in the Credit Agreement as in effect as of June 11, 2003 plus (y) as the case may be, the Base Rate or the LIBOR Rate (each as so defined) from time to time in effect, (ii) the aggregate outstanding principal amount of the Senior Indebtedness

(excluding obligations owing under Hedge Agreements) shall not exceed $130,000,000, (iii) the stated maturity date of the Senior Indebtedness or any portion thereof shall not be extended to a date on or after the Maturity Date and (iv) the definition of “Event of Default” set forth in the Credit Agreement shall not be amended in a manner that would cause an immediate Event of Default under the Credit Agreement.

(b) The Company will not, and will not permit or cause any of its Subsidiaries to, permit any Member of the Consolidated Group to amend, modify, restate or change its certificate of incorporation or bylaws or similar charter documents in a manner that would be adverse to the Noteholders in any material respect.

9.11. Limitation on Certain Restrictions. The Company will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on (a) the ability of the Company or any of such Subsidiaries to perform and comply with their respective obligations under the Note Documents or (b) the ability of any Subsidiary of the Company to make any dividend payment or other distribution in respect of its Capital Stock, to repay Indebtedness owed to the Company or any other Subsidiary, to make loans or advances to the Company or any other Subsidiary, or to transfer any of its assets or properties to the Company or any other Subsidiary, in each case other than such restrictions or encumbrances existing under or by reason of (i) this Agreement, (ii) applicable Requirements of Law, (iii) customary non-assignment provisions in operating leases and licenses of real or personal property (including intellectual property) entered into by the Company or any of its Subsidiaries as lessee or licensee in the ordinary course of business, (iv) the Credit Documents and (v) the Foreign Working Capital Facility.

9.12. No Other Negative Pledges. The Company will not, and will not permit or cause any of its Subsidiaries to, enter into or suffer to exist any agreement or restriction that, directly or indirectly, prohibits or conditions the creation, incurrence or assumption of any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than as set forth in (i) this Agreement, (ii) any agreement or instrument creating a Permitted Lien including the Foreign Working Capital Facility (but only to the extent such agreement or restriction applies to the assets subject to such Permitted Lien), (iii) operating leases and licenses of real or personal property entered into by the Company or any of its Subsidiaries as lessee or licensee in the ordinary course of business, (iv) the Credit Documents and (v) the Foreign Working Capital Facility.

9.13. Fiscal Year. The Company will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than the Saturday closest to December 31.

9.14. Accounting Changes. Other than as permitted pursuant to Section 1.2, the Company will not, and will not permit or cause any of its Subsidiaries to, make or permit any material change in its accounting policies or reporting practices, except (i) as may be required by GAAP (or in the case of Foreign Subsidiaries, generally accepted accounting principles in the jurisdiction of its organization) or (ii) as the Company’s independent auditor may recommend and as reasonably consented to by the Required Noteholders.

9.15. Use of Proceeds. The Company will not, and will not permit or cause any of its Subsidiaries to, use any proceeds of the Notes for “purchasing” or “carrying” “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

9.16. Ownership of Subsidiaries. The Company will not, and will not permit or cause any of its Subsidiaries to, have any Subsidiaries of the Company other than Wholly Owned Subsidiaries.

9.17. Layering of Indebtedness. The Company will not, and will not permit or cause any of its Subsidiaries to, incur any Indebtedness that is contractually subordinated to any Senior Indebtedness but that is senior or prior in right or time of payment to the Indebtedness evidenced by the Notes.

SECTION 10. REPORTING COVENANTS.

The Company covenants and agrees that until all of the Notes shall have been indefeasibly paid in full and all of the other Note Obligations (other than the Warrants and contingent or indemnification obligations not yet due and payable) shall have been indefeasibly paid in full:

10.1. Financial Statements. The Company will deliver to each Noteholder:

(a) Monthly Reports. As soon as available and in any event within twenty (20) days after the end of each fiscal month, beginning with the sixth fiscal month of fiscal year 2003 or any earlier month for which such financial statements were not delivered as of the Closing Date, unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal month and unaudited consolidated statements of income, cash flows and stockholders’ equity for the Company and its Subsidiaries for the fiscal month then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated figures as of the end of and for the corresponding period in the preceding fiscal year together with comparative budgeted figures for the fiscal period then ended, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments, and provided that the financial information for Mettis and its Subsidiaries for all periods during fiscal year 2003 will be provided under UK GAAP) applied on a basis consistent with that of the preceding month or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such month;

(b) Quarterly Reports. As soon as available and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year (and within sixty (60) days after the end of the fourth fiscal quarter of each fiscal year), beginning with the second fiscal quarter of fiscal year 2003, unaudited consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income, cash flows and stockholders’ equity for the Company and its Subsidiaries for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative consolidated (or consolidating) figures as of the end of and for the corresponding period in the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of notes required by GAAP and subject to normal year-end adjustments, and provided that the financial information for Mettis and its Subsidiaries for all periods during fiscal year 2003 will be provided under UK GAAP) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such quarter;

(c) Annual Reports. As soon as available and in any event within 105 days after the end of each fiscal year, beginning with the 2003 fiscal year, an audited consolidated and unaudited consolidating balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related audited consolidated and unaudited consolidating statements of income, cash flows and stockholders’ equity for the Company and its Subsidiaries for the fiscal year then ended, including the notes thereto, in each case setting forth comparative figures as of the end of and for the preceding fiscal year together with comparative budgeted figures for the fiscal year then ended, all in reasonable detail and certified by Ernst & Young LLP or another independent certified public accounting firm of recognized national standing reasonably acceptable to the Required Noteholders (provided that the consolidating statements for Mettis and its Subsidiaries for all periods during fiscal year 2003 will be provided under UK GAAP), together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of the dates and for the periods indicated in accordance with GAAP applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial condition or results of operations of any change in the application of accounting principles and practices during such year (for purposes of this clause (y), GAAP means United States GAAP (i.e., GAAP determined without regard to the proviso in the definition of such term), except that the information included in such audited statements for Mettis and its Subsidiaries for the first quarter of 2003 shall be reported under UK GAAP), and (z) a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of the Company and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default relating to any of the covenants contained in Section 8 of this Agreement, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; and

(d) Management Reports. Concurrently with each delivery of the financial statements described in Sections 10.1(b) and 10.1(c), a report in form and method of analysis similar to the Management’s Discussion and Analysis found in an annual report, Form 10-K or Form S-1 of a publicly registered company, or in such other form as may be acceptable to the Required Noteholders, regarding such topics as the Company’s financial condition and results of operations, the Company’s business and corresponding industry and the Company’s management.

10.2. Other Business and Financial Information. The Company will deliver to each Noteholder (provided, that with respect to the information described in subsections (b), (c) and (i) of this Section 10.2 the obligation of the Company shall be to use commercially reasonable efforts to provide such information to the Noteholders and the Company shall not be required hereunder to deliver any of such information to a Noteholder which is also a Senior Lender at the time in question):

(a) Compliance Certificate. Concurrently with each delivery of the financial statements described in Sections 10.1(b) (including with respect to financial statements as of the end of and for the fourth fiscal quarter of each fiscal year) and 10.1(c), a Compliance Certificate with respect to the period covered by the financial statements being delivered thereunder, executed on behalf of the Company by a Financial Officer of the Company, together with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Sections 8.1 through 8.5 as of the last day of the period covered by such financial statements;

(b) Concurrently with the delivery thereof to the Administration Agent, a copy of each certificate calculating Excess Cash Flow (as defined in Credit Agreement) provided under Section 6.2(b) of the Credit Agreement

(c) Concurrently with the delivery thereof to the Administration Agent, a copy of each certificate calculating Revolver Availability (as defined in the Credit Agreement) provided under Section 6.2(c) of the Credit Agreement.

(d) As soon as available and in any event within thirty (30) days after the end of each fiscal year, beginning with the 2003 fiscal year, a consolidated operating budget for the Company and its Subsidiaries for the succeeding fiscal year (prepared on a monthly basis), consisting of a consolidated balance sheet and consolidated statements of income and cash flows, together with a certificate on behalf of the Company of a Financial Officer of the Company to the effect that such budget has been prepared in good faith and is a reasonable estimate of the financial position and results of operations of the Company and its Subsidiaries for the period covered thereby; and as soon as available from time to time thereafter, any modifications or revisions to or restatements of such budget;

(e) Promptly upon receipt thereof, copies of any “management letter” submitted to the Company or any of its Subsidiaries by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from the Company or any such Subsidiary in respect thereof;

(f) Promptly upon the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that any Member of the Consolidated Group shall send or make available generally to its shareholders, (ii) all regular, periodic and special reports, registration statements and prospectuses (other than on Form S-8) that any Member of the Consolidated Group shall render to or file with the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any national securities exchange, and (iii) all press releases and other statements made available generally by any Member of the Consolidated Group to the public concerning material developments in the business of the Members of the Consolidated Group;

(g) Promptly upon (and in any event within five Business Days after) any Responsible Officer of any Member of the Consolidated Group obtaining knowledge thereof, written notice of any of the following:

(i)	the occurrence of any Default or Event of Default, together with a written statement on behalf of the Company of a Responsible Officer of the Company specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the Company has taken and proposes to take with respect thereto;

(ii)	the institution or threatened institution of any action, suit, investigation or proceeding against or affecting the Company or any other Member of the Consolidated Group, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), that would, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, and any material development in any litigation or other proceeding previously reported pursuant to Section 5.4 or this Section 10.2(g)(ii);

(iii)	the receipt by the Company or any other Member of the Consolidated Group from any Governmental Authority of (A) any notice asserting any failure by any Member of the Consolidated Group to be in compliance with applicable Requirements of Law or that threatens the taking of any action against any Member of the Consolidated Group or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to have a Material Adverse Effect, or (B) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of any Member of the Consolidated Group, where such action would be reasonably likely to have a Material Adverse Effect;

(iv)	the occurrence of any ERISA Event, together with (x) a written statement of a Responsible Officer of the Company specifying the details of such ERISA Event and the action that the applicable Member of the Consolidated Group has taken and proposes to take with respect thereto, (y) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (z) a copy of any notice delivered by the PBGC to any Member of the Consolidated Group or an ERISA Affiliate with respect to such ERISA Event;

(v)	the occurrence of any material default under, or any proposed or threatened termination or cancellation of, any Material Contract or other material contract or agreement to which any Member of the Consolidated Group is a party, the default under or termination or cancellation of which would be reasonably likely to have a Material Adverse Effect;

(vi)	the occurrence of any of the following: (x) the assertion of any Environmental Claim against or affecting any Member of the Consolidated Group or any real property leased, operated or owned by any Member of the Consolidated Group, or any Member of the Consolidated Group’s discovery of a basis for any such Environmental Claim; (y) the receipt by any Member of the Consolidated Group of notice of any alleged violation of or noncompliance with any Environmental Laws or release of any Hazardous Substance; or (z) the taking of any investigation, remediation or other responsive action by any Member of the Consolidated Group or any other Person in response to the actual or alleged violation of any Environmental Law by any Member of the Consolidated Group or generation, storage, transport, release, disposal or discharge of any Hazardous Substances on, to, upon or from any real property leased, operated or owned by any Member of the Consolidated Group; but in each case under clauses (x), (y) and (z) above, only to the extent the same would be reasonably likely to have a Material Adverse Effect; and

(vii)	any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement on behalf of the Company of a Responsible Officer of the Company setting forth the nature and period of existence thereof and the action that the affected Members of the Consolidated Group have taken and propose to take with respect thereto.

(h) Promptly after the Company has notified the Noteholders of any intention by the Company to treat the Securities and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form.

(i) Contemporaneously with its delivery to any holder of Senior Indebtedness, (i) any certificate as to the Excess Equity Capitalization Proceeds provided to the Administrative Agent under Section 6.2(h) of the Credit Agreement, (ii) each calculation of compliance or lack of compliance with the financial covenants and/or other covenants set forth in any instrument governing Senior Indebtedness, including without limitation each compliance certificate provided by the Company under Section 6.2(a) or comparable provisions of any other Credit Agreement, (iii) all information and documents provided by the Company or any other Member of the Consolidated Group pursuant to Section 6.9 of the Credit Agreement or comparable provisions of any other Credit Agreement, and (iv) each other written report from time to time provided by the Company to holders of Senior Indebtedness (excluding reports relating exclusively to the collateral securing the Senior Indebtedness) that is not otherwise required to be furnished to the Noteholders under this Section 10.2.

(j) As promptly as reasonably possible, such other information about the business, condition (financial or otherwise), operations or properties of the Company or any Member of the Consolidated Group (including any Plan and any information required to be filed under ERISA) as any Noteholder may from time to time reasonably request.

10.3. Books, Records and Inspections. The Company will, and will cause each of its Subsidiaries to, (i) maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with GAAP (provided that such books, records and financial statements for Mettis and its Subsidiaries for all periods during fiscal year 2003 will be maintained and prepared under UK GAAP) and in compliance with the requirements of any Governmental Authority having jurisdiction over it, and (ii) permit employees or agents of any Noteholder to visit and inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Company, the independent public accountants of the Company and its Subsidiaries (and by this provision the Company authorizes such accountants to discuss the finances and affairs of the Company and its Subsidiaries), all at such times and from time to time, upon reasonable notice and during business hours, as may be reasonably requested; provided that no Member of the Consolidated Group shall be required to disclose (a) any materials subject to a confidentiality obligation binding upon it (but provided further that such Member of the Consolidated Group shall, at the request of any Noteholder, use commercially reasonable efforts to obtain permission for such disclosure and, in the event permission cannot be obtained, furnish such information regarding the matters to which such materials relate as can reasonably be furnished without violation of such confidentiality obligation) or (b) any communications protected by attorney-client privilege the disclosure or inspection of which, based on a written opinion of counsel to the Company reasonably acceptable to the Required Noteholders, would waive such privilege.

SECTION 11. EVENTS OF DEFAULT.

If one or more of the following events (herein referred to as “Events of Default”) shall occur:

11.1. Payment Default. The Company shall (x) fail to pay, whether or not such payment is prohibited by the provisions of Section 12 hereof, (i) any principal of the Notes (including any Applicable Premium thereon) when the same becomes due and payable, whether upon maturity, scheduled repayment, mandatory prepayment, acceleration or otherwise or (ii) any interest on the Notes, for a period of three (3) Business Days after the same shall become due and payable or (iii) any other amount due hereunder within fifteen (15) Business Days after demand thereof or (y) fail to make any offer to prepay the Notes required under Section 3.4 when required to be made or to timely consummate any such accepted offer; or

11.2. Acceleration of Senior Indebtedness. Any event shall have occurred under any Credit Agreement resulting in the acceleration of any Senior Indebtedness; or

11.3. Default or Acceleration in Respect of Other Indebtedness. Any default or event of default shall have occurred under any item of Indebtedness of any Member of the Consolidated Group (other than Senior Indebtedness) with a principal amount in excess of $2,000,000 in the aggregate beyond any applicable grace period or waiver or extension thereof which is either (a) a payment default or (b) a non payment default resulting in any holder of such Indebtedness becoming entitled to accelerate the maturity of any of such Indebtedness or resulting in the actual acceleration of any payment obligation with respect to such Indebtedness.

11.4. Certain Covenants. The Company shall default in the performance or observance of any covenant contained in Section 8, Section 9 or Section 10.2(g)(i) of this Agreement and such default shall continue for more than ten days after the first to occur of (i) the president, chief executive officer, chief financial officer, controller or other officer of the Company obtaining actual knowledge of such default or (ii) receipt by the Company of written notice of such default from the Required Noteholders; or

11.5. Other Defaults. The Company shall default in the performance or observance of any covenant, agreement or condition of this Agreement (other than those described or referred to in any other paragraph of this Section 11) or any other Document (other than any Credit Document) in respect of any obligation of the Company to any Lender or the Noteholders and such default shall continue for more than forty-five (45) days after the first to occur of (i) the president, chief executive officer, chief financial officer, controller or other officer of the Company obtaining actual knowledge of such default or (ii) receipt by the Company of written notice of such default from the Required Noteholders; or

11.6. Breach of Representations or Warranties. Any representation or warranty made by any Member of the Consolidated Group in any Note Document or in any statement or certificate at any time given by it in writing pursuant hereto or in connection herewith shall be false in any material respect on the date as of which it is made; or

11.7. Involuntary Bankruptcy, Appointment of Receiver, etc. (a) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Member of the Consolidated Group in an involuntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted and remain unstayed under any applicable federal or state law; or (b) an involuntary case is commenced against any Member of the Consolidated Group under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Member of the Consolidated Group or over all or a substantial part of any of their respective properties or assets, shall have been entered, or an interim receiver, trustee or other custodian of any Member of the Consolidated Group for all or a substantial part of their respective properties or assets is involuntarily appointed; or a warrant of attachment, execution or similar process is issued against any substantial part of the property of any Member of the Consolidated Group, and the continuance of any event described in this clause (b) for sixty (60) days unless dismissed, bonded, stayed, vacated or discharged; or

11.8. Voluntary Bankruptcy, Appointment of Receiver, etc. Any Member of the Consolidated Group shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property or admits in writing that it is not able to pay its debts as they become due; any Member of the Consolidated Group makes any assignment for the benefit of creditors; or the board of directors (or any committee thereof) of any Member of the Consolidated Group adopts any resolution or otherwise authorizes any action to approve any of the foregoing; or

11.9. Judgments and Attachments. One or more judgments or decrees shall be entered against any Member of the Consolidated Group involving a liability (to the extent not paid or fully covered by insurance) in excess of $1,500,000 for all such judgments and decrees and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof.

11.10. ERISA Event. Any ERISA Event or any other event or condition shall occur or exist with respect to any Plan or Multiemployer Plan and, as a result thereof, together with all other ERISA Events and other events or conditions then existing, any Member of the Consolidated Group and its ERISA Affiliates have incurred, or would be reasonably likely to incur liability to any one or more Plans or Multiemployer Plans or to the PBGC (or to any combination thereof) in excess of $1,500,000.

THEN, (i) upon the occurrence of any Event of Default described in Section 11.2, 11.7 or 11.8 with respect to the Company, the unpaid principal amount of all Notes, together with accrued interest thereon, and, as liquidated damages and not as a penalty, an amount equal to the Applicable Premium then in effect with respect to prepayments under Section 3.3.1, shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company, and (ii) subject to the provisions of Section 12.4, upon the occurrence of any other Event of Default, the Required Noteholders may, upon written notice to the Company and the Administrative Agent, and upon written notice to the Company, declare the Notes to be due and payable, whereupon the principal amount of all Notes, together with accrued interest thereon, and, as liquidated damages and not as a penalty, an amount equal to the Applicable Premium then in effect, shall automatically become immediately due and payable, without any other notice of any kind, and without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Company.

Once an Event of Default has occurred, such Event of Default shall be deemed to exist and be continuing for all purposes of the Note Documents until the Required Noteholders shall have waived such Event of Default in writing, stated in writing that the same has been cured to the satisfaction of the Required Noteholders or entered into an amendment to this Agreement which by its express terms cures such Event of Default, at which time such Event of Default shall no longer be deemed to exist or to be continuing. No such action by the Required

Noteholders shall extend to or affect any subsequent Event of Default or impair any rights of the Lender upon the occurrence thereof.

SECTION 12. SUBORDINATION.

12.1. Obligations Subordinate to Senior Indebtedness. The Company covenants and agrees, and the Noteholders by their acceptance of Notes and Warrants, likewise covenant and agree, that all Notes and Warrants shall be issued and all Note Obligations shall be subject to the provisions of this Section 12, any provision to the contrary of any Note Document notwithstanding; and each Noteholder, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees that the payment of all Note Obligations shall, to the extent and in the manner hereinafter set forth, be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all Senior Indebtedness from time to time outstanding; that the subordination is for the benefit of, and shall be enforceable directly by, each holder of the Senior Indebtedness, and that each holder of the Senior Indebtedness, whether now outstanding or hereafter created, assumed or guaranteed, shall be deemed to have acquired its Senior Indebtedness in reliance upon the covenants and provisions contained in this Section 12.

12.1A. Subordination Upon Maturity of Senior Indebtedness. Upon the maturity of the Senior Indebtedness, whether by lapse of time, acceleration, required prepayment or otherwise, or upon a Change of Control (unless the right to prepayment of the Senior Indebtedness upon a Change of Control is waived by the “Required Lenders”, as defined in the Credit Agreement), all Senior Indebtedness shall first be indefeasibly paid in full in cash and all commitments of the Senior Lenders and Letters of Credit under the Credit Agreement shall have been terminated or expired before any payment or distribution (including any payment or distribution payable by virtue of the terms of any Indebtedness subordinated in right of payment to the Note Obligations), whether in cash, properties or securities, or whether by set-off, recoupment or otherwise, is made on or after the date of such maturity on or on account of, or to redeem, defease, repurchase, retire or otherwise acquire, any of the Note Obligations; provided, that for the purpose of this Section 12.1A and all other provisions of this Agreement in which reference is made to Letters of Credit, each Letter of Credit shall be deemed terminated and expired when it shall have been cash collateralized in a manner satisfactory to the Administrative Agent or, if other than the Administrative Agent, the Senior Lender issuing such Letter of Credit.

12.2. Payment Over of Proceeds Upon Dissolution. In the event of (i) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, adjustment, composition or other similar case or proceeding in connection therewith, relative to any Member of the Consolidated Group or to any of their respective creditors, as such, or to any of their respective assets, or (ii) any liquidation, dissolution or other winding up of any Member of the Consolidated Group whether voluntary or involuntary, involving insolvency or bankruptcy of such Member of the Consolidated Group, or (iii) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of any Member of the Consolidated Group (collectively, “Bankruptcy Events”), then and in any such event:

12.2.1. All Senior Indebtedness shall be indefeasibly paid in full in cash and all commitments of the Senior Lenders and Letters of Credit under the Credit Agreement shall have been terminated or expired, before the holders of the Note Obligations shall be entitled to receive any payment or distribution, whether in cash, securities or other property, on account of the Note Obligations (except for any such payment or distribution of debt or equity securities which are subordinated to the payment in full of all Senior Indebtedness then outstanding, or notes or other securities issued in substitution of all or a portion thereof, to at least the same extent as the Note Obligations are subordinated pursuant to the provisions hereof to the indefeasible payment in full in cash of all Senior Indebtedness);

12.2.2. Any payment or distribution of assets of any such Member of the Consolidated Group of any kind or character, whether in cash, property or securities, by set-off or otherwise, to which the holders of the Note Obligations would be entitled but for the provisions of this Section 12, including any such payment or distribution which may be payable or deliverable by reason of the payment of any other Indebtedness of any such Member of the Consolidated Group being subordinated to the payment of the Note Obligations (except for any payment or distribution which the holders of the Note Obligations are entitled to receive pursuant to the parenthetical clause in the foregoing paragraph 12.2.1) shall be paid by any liquidating trustee, officer of the court or agent or other Person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to the Administrative Agent (as defined in the Credit Agreement) or such other representative or representatives that may then be acting in such capacity or to the trustee or trustees under any indenture under which any instruments evidencing Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, to the extent necessary to make indefeasible payment in cash of all the Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of the Senior Indebtedness;

12.2.3. In the event that any payment or distribution of assets of any such Member of the Consolidated Group of any kind or character, whether in cash, property or securities, including any such payment or distribution which may be payable or deliverable by reason of any other Indebtedness being subordinated to the payment of the Note Obligations (but excluding any payment or distribution which the holders of the Note Obligations are entitled to receive pursuant to the parenthetical clause in the foregoing paragraph 12.2.1), shall be received by any holder of the Note Obligations which is prohibited by the foregoing provisions of this Section 12.2, then and in such event such payment or distribution shall be held in trust by such holder for the benefit of the holders of Senior Indebtedness, and shall forthwith be paid over and delivered to the Senior Lenders in the form so received (together with any necessary endorsements or assignments) for application to the Senior Indebtedness to the extent necessary indefeasibly to pay all such Senior Indebtedness in full in cash after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness; and

12.2.4. The Senior Lenders shall have the right to request the holders of the Note Obligations to file a proof of claim and, in the event a holder of Note Obligations fails to do so within ten Business Days prior to any deadline fixed in such proceeding for the filing of such a claim, are hereby authorized (but not obligated) to file a proof of claim in the form required in any Bankruptcy Event for and on behalf of that holder, to accept and receive any payment or distribution which may be payable or deliverable at any time upon or in respect of the Note Obligations (other than any payment or distribution which the holders of the Note Obligations are entitled to receive pursuant to the parenthetical clause in the foregoing paragraph 12.2.1) and to take such other action as may be reasonably necessary to effectuate the foregoing. Each holder of Note Obligations shall provide to the Senior Lenders all information and documents necessary to present claims or seek enforcement as aforesaid. The Noteholders hereby irrevocably authorize, empower and appoint the Administrative Agent their agent and attorney-in-fact to execute, verify, deliver and file any such proofs of claim permitted to be filed by the Administrative Agent or the Senior Lenders pursuant to this Section 12.2.4; (ii) provided that the Administrative Agent shall have no obligation to execute, verify, deliver and/or file any such proof of claim.

12.3. No Payment in Certain Circumstances.

12.3.1. The Noteholders agree that until all Senior Indebtedness shall be indefeasibly paid in full in cash and all commitments of the Senior Lenders and Letters of Credit under the Credit Agreement shall have been terminated or expired, the holders of the Note Obligations shall not accept or receive any payments of principal in respect of the Notes or Default Interest in respect of the Notes or any payments in respect of the Warrants, except for (a) voluntary prepayments of principal under Section 3.3 made by the Company to the extent permitted or allowed under the Credit Agreement, (b) mandatory prepayments of principal under Section 3.4 in the event of a Change in Control, (c) scheduled payments under Section 3.8 and (d) payment on the Maturity Date of the principal of and all accrued interest (including Default Interest) on the Notes and all other Note Obligations; provided, however, that the Noteholders may not accept or receive payments of any Note Obligations, including without limitation the amounts identified in clauses (a) through (d) above, when such payments are prohibited by the provisions of Section 12.1A, 12.2 or 12.3.2.

12.3.2. In the event that (i) the Company shall fail to pay when due, upon acceleration or otherwise, any Senior Indebtedness (a “Payment Default”) which Payment Default shall not have been cured or waived or (ii) an Event of Default (as defined in the Credit Agreement) other than a Payment Default shall have occurred, which Event of Default shall not have been cured or waived (a “Non-Payment Default”), and, in the case of a Non-Payment Default, each of the Company and the Noteholders shall have received written notice of such Non-Payment Default from the Administrative Agent (a “Blockage Notice”), then no payment shall be made by the Company or any Member of the Consolidated Group on account of the Note Obligations (x) in the case of any Payment Default, from and after the date of such Payment Default until the date on which the Senior Indebtedness shall have been indefeasibly paid in full in cash and all commitments of the Senior Lenders and Letters of Credit under the Credit Agreement shall have been terminated or expired or such Payment Default shall have been cured or waived, or (y) in the case of any Non-Payment Default, from the date the Noteholders shall have received such Blockage Notice until the earlier of (1) 180 days after such date, and (2) the date, if any, on which the Senior Indebtedness is indefeasibly paid in full in cash and all commitments of the Senior Lenders and Letters of Credit under the Credit Agreement shall have been terminated or expired or such Non-Payment Default is waived by the required percentage of holders of such Senior Indebtedness under the Credit Agreement or otherwise cured (a “Blockage Period”); and, upon the termination of such Blockage Period (but subject to the existence of one or more other Blockage Periods), any amounts which have become due and payable under the Notes or under this Agreement with respect to the Note Obligations before or during such Blockage Period (including, if applicable, any Applicable Premium and interest at a default rate from and after the date on which any payment of principal or interest would have been payable if not for operation of this Section 12) shall be immediately due and payable (subject to the provisions of this Section 12, including without limitation Section 12.3.1); provided, that (A) only two Blockage Notices with respect to Non-Payment Defaults may be given in any period of 365 consecutive days (provided, further, that the aggregate duration of the Blockage Periods associated with such Blockage Notice for Non-Payment Defaults shall not exceed 180 days in any period of 365 consecutive days), and (B) no Non-Payment Default that previously served as the basis for a Blockage Notice or that was in existence during a prior Blockage Period may serve as the basis for a Blockage Notice unless such Non-Payment Default was subsequently cured or waived for a period of at least 60 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenant for a period commencing subsequent to the period giving rise to such prior Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

12.3.3. If, prior to all Senior Indebtedness being indefeasibly paid in full in cash and all commitments of the Senior Lenders and Letters of Credit under the Senior Credit Agreement having been terminated or expired, any holder of Note Obligations receives in contravention of this Section 12 or any other provision of this Agreement relating to the rights of the Senior Lenders any payment or distribution of any character, whether in cash, securities or property, by set-off or otherwise, such holder of Note Obligations shall hold such payment or distribution or security in trust for the benefit of, and it shall be paid over or delivered and transferred to, the Administrative Agent, without recourse or any representation or warranty of any kind and in the form so received (together with any necessary endorsements or assignments), for the benefit of the Senior Lenders to pay the Senior Indebtedness to the extent not indefeasibly paid in full in cash. Whenever a distribution is to be made to the Senior Lenders by the holders of the Note Obligations hereunder, the distribution shall be made to the Administrative Agent on behalf of the Senior Lenders.

12.3.4. The provisions of this Section 12.3 shall not apply to any payment that is allowed to be made to the holders of the Note Obligations pursuant to the parenthetical in Section 12.2.1.

12.4. Forbearance upon Default under Senior Indebtedness.

12.4.1. During any Forbearance Period, no holder of any Note Obligations shall declare any Note Obligation to be immediately due and payable, or join with any other Person in any such declaration, or otherwise take any action against any Member of the Consolidated Group, to enforce or attempt to collect any Note Obligation, including without limitation commencing or joining with others in commencing any legal action (including any Bankruptcy Event) against any such Persons or making any demand for payment of any Note Obligation.

12.4.2. Upon the expiration or termination of any Forbearance Period, and so long as no other Forbearance Period is then in effect (except as provided in the proviso to the definition of “Forbearance Period” in Appendix I hereto), the holders of the Note Obligations shall be entitled to exercise any and all rights and remedies available to them under the Note

Documents in respect of any Event of Default hereunder that has not been cured or remedied by the Members of the Consolidated Group (if such default can be cured or remedied) prior to the expiration or termination of such Forbearance Period.

12.4.3. Notwithstanding anything to the contrary contained herein, the Noteholders must provide written notice to the Administrative Agent at least ten Business Days prior to accelerating the maturity of any of the Notes or other Note Obligations, or otherwise taking any action against any Member of the Consolidated Group to enforce or attempt to collect any Note Obligation, including without limitation commencing or joining with others in commencing any legal action (including any Bankruptcy Event) against any Member of the Consolidated Group. Such notice must describe the Event of Default in reasonable detail giving rise to the right of the holders of the Notes or the other Note Obligations to take any such action.

12.5. Subrogation to Rights of Holders of Senior Indebtedness. Subject to the prior indefeasible payment in full in cash of all Senior Indebtedness, and termination or expiration of all commitments of the Senior Lenders and Letters of Credit under the Credit Agreement, the holders of the Note Obligations, to the extent that payments or distributions otherwise payable to the holders of the Note Obligations have been applied to the payment of Senior Indebtedness, shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to such Senior Indebtedness until the principal of (including any Applicable Premium thereon) and interest on the Notes and the other Note Obligations shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of such Senior Indebtedness of any cash, property or securities to which the holders of the Note Obligations would be entitled except for the provisions of this Section 12, and no payments pursuant to the provisions of this Section 12 to the holders of such Senior Indebtedness by the holders of the Note Obligations shall, as among the Company or any Guarantor, its creditors (other than holders of such Senior Indebtedness) and the holders of the Note Obligations be deemed to be a payment or distribution by the Company or such Guarantor to or on account of such Senior Indebtedness.

12.6. Provisions Solely to Define Relative Rights. The provisions of this Section 12 are and are intended solely for the purpose of defining the relative rights of the holders of the Note Obligations on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 12 or elsewhere in this Agreement or in the other Note Documents is intended to or shall (i) impair, as among the Company or any Guarantor, its creditors (other than holders of Senior Indebtedness) and the holders of the Note Obligations, the obligation of the Company or such Guarantor, which is absolute and unconditional, to pay to the Holders of the Note Obligations in cash in full the principal of, and premium and interest on, and any other amount payable by the Company under, the Notes or this Agreement as and when the same shall become due and payable in accordance with its terms (except as expressly provided in this Section 12); or (ii) affect the relative rights against the Company or such Guarantor of the holders of the Note Obligations and its other creditors (other than the holders of Senior Indebtedness); or (iii) prevent the Noteholders from accelerating the Notes and exercising all other remedies otherwise permitted by applicable law under this Agreement (except as expressly provided in this Section 12).

12.7. Effect of Failure to Pay Note Obligations. The fact that failure to make any payment on account of the Note Obligations is by reason of the operation of any provision of this Section 12 shall not be construed as preventing the occurrence of an Event of Default under this Agreement; provided that, in the event that prior to or simultaneously with the termination or expiration of any Blockage Period (but subject to the existence of one or more other Blockage Periods) all amounts due and payable in respect of the Note Obligations (excluding amounts which the holders of the Note Obligations are not permitted to accept or receive under Section 12.3.1) shall be paid, then any Default or Event of Default caused solely by nonpayment of such amounts during such Blockage Period shall be deemed cured and no longer in existence for the purposes of this Agreement.

12.8. No Waiver of Subordination Provisions.

12.8.1. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Guarantor or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Member of the Consolidated Group with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

12.8.2. Without in any way limiting the generality of the foregoing, the holders of Senior Indebtedness may at any time and from time to time, without the consent of or notice to the holders of the Note Obligations, without incurring responsibility to the holders of the Note Obligations and without impairing or releasing the subordination provided in this Section 12 or the obligations hereunder of the holders of the Note Obligations to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Senior Indebtedness or otherwise amend or supplement in any manner the Senior Indebtedness or any instrument evidencing the same or any agreement under which any Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising or waiving any rights, powers or remedies against any Member of the Consolidated Group or any other Person.

12.9. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of any Member of the Consolidated Group referred to in this Section 12, the holders of the Note Obligations shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the holders of the Note Obligations for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other Indebtedness of any such Member of the Consolidated Group, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 12.

12.10. No Impairment of Senior Indebtedness. Notwithstanding anything to the contrary contained in this Agreement, no holder of the Note Obligations shall (i) initiate or prosecute any claim, action or other proceeding challenging the enforceability of the Senior Indebtedness or any Liens and security interests securing the Senior Indebtedness, (ii) seek to subordinate the Senior Indebtedness to any other Indebtedness, (iii) request judicial relief that would hinder, delay, limit or prohibit the exercise or enforcement of any right or remedy otherwise available to the Administrative Agent in respect of the Senior Indebtedness or any Liens securing the Senior Indebtedness, (iv) oppose or otherwise contest any motion made by the Administrative Agent for relief from the automatic stay or from any injunction against foreclosure or enforcement of any Liens securing the Senior Indebtedness.

12.11. Senior Indebtedness. The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of this Agreement shall continue to govern the relative rights and priorities of the Senior Lenders, on the one hand, and the holders of the Note Obligations, on the other hand, even if all or any part of the Senior Indebtedness or the security interests securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed.

12.12. Covenants of Noteholders and the Company. Until all Senior Indebtedness shall be indefeasibly paid in full in cash and all commitments of the Senior Lenders and Letters of Credit under the Senior Credit Agreement shall have been terminated or expired, without the written consent of the Administrative Agent:

(a) Unless the Administrative Agent shall have consented thereto in writing, the holders of the Note Obligations shall not amend, modify or waive any provision of any of the Note Documents or the Note Obligations if the effect of such amendment or modification would be (i) to increase the principal amount due thereunder, (ii) to shorten or accelerate the time of payment of any amount due thereunder (to the extent such modification would cause any Note Obligation to become due earlier than originally provided, if within one year after the due date for repayment of any of the Senior Indebtedness), (iii) to increase the applicable interest rate payable in cash, the amount of interest payable in kind that is more than 200 basis points in excess of the non-default stated rate of interest, or the amount of any fees or costs due under or in respect of the Note Obligations, (iv) to make any covenant or Event of Default herein more restrictive or add any new covenant or Event of Default (except any change in a covenant or Event of Default which corresponds to an amendment of the Credit Agreement), (v) to grant any security or collateral to secure payment thereof or (vi) to effect any change in the rights or obligations of the Noteholders that, in the reasonable determination of the Administrative Agent, would be adverse in any material respect to the rights or interests of the Senior Lenders or the Administrative Agent.

(b) No holder of the Note Obligations shall hereafter give any subordination in respect of the Note Obligations to any Person other than a holder of Senior Indebtedness.

(c) No holder of the Note Obligations shall file or create, or cause to be filed or created, any Lien or encumbrance of any kind upon the assets of any Member of the Consolidated Group, other than a judgment lien obtained in accordance with the terms of this Agreement and subject to the subordination terms hereof.

12.13. Reinstatement. The provisions of this Section 12 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness upon the occurrence of a Bankruptcy Event or otherwise, all as though such payment had not been made.

12.14. Amendment. The subordination provisions of this Section 12, including definitions used in this Section 12, are solely for the benefit of the holders of the Senior Indebtedness and may not be rescinded, canceled, amended or modified in any way without the prior written consent of the Required Lenders (as defined in the Credit Agreement) and, if the Credit Agreement no longer shall be in effect, the holders of at least a majority in principal amount of the Senior Indebtedness to be affected by such rescission, cancellation, amendment or modification.

12.15. Miscellaneous.

12.15.1. The provisions of the Section 12 shall apply in favor of the Administrative Agent and each Senior Lender as third-party beneficiaries of Section 12, as if a party to this Agreement for purposes of Section 12.

12.15.2. No Member of the Consolidated Group is a beneficiary of any agreement contained in this Section 12 of the Administrative Agent, any Senior Lender or any holder of the Note Obligations or shall have any rights arising under this Section 12 or any right to enforce any provision hereof.

12.15.3. Each holder of the Note Obligations, by purchasing or accepting a Note or any other Note Obligation, waives any and all notice of the creation of any Senior Indebtedness and notice of or proof of reliance by any Senior Lender upon this Section 12. The Senior Indebtedness shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Section 12, and all dealings between any Member of the Consolidated Group and the Senior Lenders shall be deemed to have been consummated in reliance upon the provisions of this Section 12. The provisions of this Section 12 shall be enforceable directly by, the Administrative Agent, on behalf of the Senior Lenders.

12.15.4. Each Member of the Consolidated Group and the holders of the Note Obligations hereby expressly agree that the Administrative Agent and the Senior Lenders may enforce any and all rights derived herein by suit, either in equity or law, for specific performance of any agreement contained in this Agreement or for judgment at law and any other relief whatsoever appropriate to such action or procedure.

12.15.5. The initial Noteholders hereby represent and warrant to the Administrative Agent and the Senior Lenders that (i) on the date hereof, they have acquired and have become the beneficial owners of all of the Notes for their own account, and (ii) no Member of the Consolidated Group has granted to it a Lien on any of its assets in respect of the Note Obligations.

12.15.6. The Administrative Agent hereby represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement on behalf of the Senior Noteholders and to perform hereunder on behalf of the Senior Lenders.

12.15.7. For purposes of this Agreement, each reference to the Senior Indebtedness being paid in full means that the Senior Indebtedness is indefeasibly paid in full in cash and all commitments of the Senior Lenders under the Senior Credit Agreement have been terminated or expired.

12.16. Payment in Securities. Nothing in this Section 12 shall limit the right of the holders of the Note Obligations to receive, and retain, distributions of (x) debt securities which are subordinated to the Senior Indebtedness (or notes or other securities issued in substitution of all or a portion thereof) on terms no less favorable to the holders of Senior Indebtedness than the terms of this Section 12 and (y) equity securities.

SECTION 13. RESTRICTIONS ON TRANSFER; LEGENDS.

13.1. Assignments of Notes.

13.1.1. Each Noteholder shall have the right at any time, to sell, assign, transfer or negotiate all or any part of its Notes to one or more Persons, and may grant participations in all or any part of the Notes or the loans evidenced thereby to one or more Persons, in each case including without limitation any limited partner or other investor in a Noteholder.

13.1.2. In the case of any sale, assignment, transfer or negotiation of all or part of the Notes authorized under this Section 13.1 (but not in the case of a participation), the assignee, transferee or recipient shall have, to the extent of such sale, assignment, transfer or negotiation, the same rights, benefits and obligations as it would if it were a Noteholder with respect to such Note or the loans evidenced thereby; provided, that each such sale, assignment, transfer or negotiation of the Notes shall be in the minimum principal amount of $1,000,000 or, if less, the then outstanding balance of the Notes held by the Person making such sale, assignment, transfer or negotiation.

13.1.3. The Company shall keep at its principal office a register in which the Company shall provide for the registration of the Notes and for the transfer of the same. Upon surrender for registration of transfer of any such Notes at the principal office of the Company, the Company shall, at its expense, promptly execute and deliver one or more new Notes of like tenor and of a like principal amount, registered in the name of such transferee or transferees and, in the case of a transfer in part, a new Note in the appropriate amount registered in the names of such transferor.

13.1.4. In connection with any sales, assignments or transfers of any Note, the transferor shall give notice to the Company, the other Noteholders and the Administrative Agent of the identity of such parties and obtain agreements from such transferees that such transferees will comply with the terms of this Agreement and give the representations and warranties set forth in Sections 4.1 through 4.3 and, if and to the extent applicable, Section 4.4.

13.1.5. Each Noteholder agrees that before disposing of the Note held by it, or any part thereof (other than by granting participations therein), such Noteholder will make a notation thereon of all principal payments previously made thereon and of the date to which interest thereon has been paid and will notify the Company and the Administrative Agent of the name and address of the transferee of that Note; provided, that the failure to make (or any error in the making of) a notation of the payments made under such Note or to notify the Company of the name and address of a transferee shall not limit or otherwise affect the obligation of the Company hereunder or under such Note.

13.2. Restrictive Legend. Each Note shall bear a legend in substantially the following form:

“THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING THE TRANSFER OR AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER THAT SUCH REGISTRATION UNDER THE ACT IS NOT REQUIRED.”

13.3. Termination of Restrictions. The restrictions imposed by Section 13.2 hereof upon the transferability of the Notes shall cease and terminate as to the Notes (i) when, in the opinion of Ropes & Gray LLP or other counsel reasonably acceptable to the Company, such restrictions are no longer required in order to assure compliance with the Securities Act, or (ii) when such Notes shall have been registered under the Securities Act or transferred pursuant to Rule 144 thereunder. Whenever such restrictions shall cease and terminate as to any Notes or such Notes shall be transferable under paragraph (k) of Rule 144, the holder thereof shall be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 13.2 hereof.

13.4. Legend Relating to Subordination. Each Note and the Subordinated Guaranty shall bear a legend in substantially the following form:

“THIS INSTRUMENT [SUBORDINATED GUARANTY] AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SENIOR SUBORDINATED LOAN AGREEMENT DATED AS OF JUNE 11, 2003 BETWEEN SYMMETRY MEDICAL, INC. AND WINDJAMMER MEZZANINE & EQUITY FUND II, L.P., OLYMPUS GROWTH FUND III, L.P., OLYMPUS GROWTH CO-INVESTMENT FUND III, L.P., OLYMPUS EXECUTIVE FUND, L.P., THE ROYAL BANK OF SCOTLAND plc AND ANTARES CAPITAL CORPORATION, AS AMENDED AND IN EFFECT FROM TIME TO TIME, AND EACH HOLDER OF THIS INSTRUMENT [SUBORDINATED GUARANTY], BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SENIOR SUBORDINATED LOAN AGREEMENT.”

13.5. Note Legend relating to Original Issue Discount. Each Note shall bear a legend in substantially the following form:

“THIS SECURITY BEARS ORIGINAL ISSUE DISCOUNT. UPON WRITTEN REQUEST TO THE CHIEF FINANCIAL OFFICER, SYMMETRY MEDICAL INC., 220 WEST MARKET STREET, WARSAW, INDIANA 46580, INFORMATION

REGARDING THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY WILL BE MADE AVAILABLE.”

SECTION 14. MISCELLANEOUS.

14.1. Expenses. The Company agrees to promptly pay (i) all reasonable costs and expenses of preparation of this Agreement and related documents and all costs of furnishing all opinions by counsel for the Company (including, without limitation, any opinions requested by the Noteholders as to any legal matters arising hereunder), and of the Company’s performance of and compliance with all agreements and conditions contained herein on its part to be performed or complied with; (ii) the reasonable fees, expenses and disbursements of counsel to the Noteholders in connection with the review, negotiation, preparation and execution of the Documents and with the review of other documents related to the transactions contemplated by the Documents, and any amendments and waivers hereto or thereto and operations hereunder or thereunder, and (iii) after the occurrence of a Default or an Event of Default, all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Noteholders in enforcing any obligations of or in collecting any payments due hereunder or under the Notes by reason of such Default or Event of Default or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a workout, or any insolvency or bankruptcy proceedings.

14.2. Indemnity. In addition to the payment of expenses pursuant to Section 14.1, whether or not the transactions contemplated hereby shall be consummated, the Company (the “Indemnitor”) agrees to indemnify, pay and hold each Noteholder, and the officers, directors, employees, agents, attorneys and Affiliates of each Noteholder (collectively called the “Indemnitees”) harmless from and against any and all liabilities, costs, expenses, obligations, losses, damages, penalties, actions, judgments, suits, claims (including without limitation any claim, demand or liability for any broker’s, finder’s or placement fee or commission alleged to have been incurred by the Company in connection with this Agreement) and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto), which may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement, the Securities or the other Documents, such Noteholder’s purchase of the Securities or the use or intended use of any of the proceeds thereof by the Company (the “Indemnified Liabilities”); provided, that the Indemnitor shall not have any obligation to an Indemnitee hereunder with respect to (a) an Indemnified Liability to the extent that such Indemnified Liability arises from the gross negligence, bad faith or willful misconduct of that Indemnitee, (b) lost profits or opportunity costs, (c) an Indemnified Liability to the extent that such Indemnified Liability arises from litigation between the Indemnitor and the Indemnitee in which the Indemnitor prevails by a final judgment or (d) any litigation between Noteholders. Each Indemnitee shall give the Indemnitor prompt written notice of any claim that might give rise to Indemnified Liabilities setting forth a description of those elements of such claim of which such Indemnitee has knowledge; provided, that any failure to give such notice shall not affect the obligations of the Indemnitor unless (and then solely to the extent) such Indemnitor is prejudiced thereby. The Indemnitor shall have the right at any time during which such claim is pending to select counsel to defend and control the defense thereof and settle any claims for which it is responsible for indemnification hereunder (provided that the Indemnitor will not settle any such claim without (i) the appropriate Indemnitee’s prior written consent which consent shall not be unreasonably withheld or (ii) obtaining an unconditional release of the appropriate Indemnitee from all claims arising out of or in any way relating to the circumstances involving such claim) so long as in any such event the Indemnitor shall have stated in a writing delivered to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor is responsible to the Indemnitee with respect to such claim to the extent and subject to the limitations set forth herein; provided, that the Indemnitor shall not be entitled to control the defense of any claim in the event that, in the reasonable judgment of counsel for the Indemnitee, there are one or more defenses available to the Indemnitee which are not available to the Indemnitor, or there is an actual or apparent conflict of interest, in either of which case, the Indemnitor shall not select counsel for the Indemnitee and shall be responsible for the fees and expenses of counsel to the Indemnitee; provided further, that with respect to any claim as to which the Indemnitee is controlling the defense, the Indemnitor will not be liable to any Indemnitee for any settlement of any claim pursuant to this Section 14.2 that is effected without its prior written consent. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 14.2 may be unenforceable because it is violative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.

14.3. Amendments and Waivers. Subject in all events to Section 12.12 hereof, no amendment, modification, termination or waiver of any provision of this Agreement shall in any event be effective without the written consent of the Required Noteholders, and the Company; provided that no amendment, modification, waiver or consent shall, unless in writing and signed by each Noteholder, do any of the following: (a) reduce the principal of, or interest on the Notes or any fees, premiums or other amounts payable hereunder; or (b) postpone any date fixed for any payment of principal of, or premium or interest on, the Notes or any fees or other amounts payable hereunder (other than as a result of waiving a prepayment required under Section 3.3 or 3.4 or a Default or Event of Default giving rise to a right of acceleration, which shall each be by written consent of the Required Noteholders) or (c) amend this Section 14.3. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Company in any case shall entitle the Company to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 14.3 shall be binding upon each holder of the Notes at the time outstanding and each future holder thereof.

14.4. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitation of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

14.5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, sent via a nationally recognized overnight courier, or by facsimile. Such notices, demands and other communications will be sent to the address indicated below:

If to the Company:

SYMMETRY MEDICAL INC.

220 West Market Street

Warsaw, Indiana 46580

Attention: Brian Moore

Facsimile: (219) 268-0912

With a copy to:

Olympus Growth Fund III, L.P.

Metro Center, One Station Place

Stamford, Connecticut 06902

Attention: James Conroy

Facsimile: (203) 353-5910

and a copy to:

Kirkland & Ellis

200 Randolph Drive

Chicago, Illinois 60601

Attention: Francesco Penati

Telephone: (312) 861-3200

Facsimile: (312) 861-2200

If to Windjammer:

WINDJAMMER MEZZANINE & EQUITY FUND II, L.P.

c/o Windjammer Capital Investors, LLC

Damonmill Square, Suite 4A-2

Concord, Massachusetts 01742

Attention: Costa Littas, Managing Director

Telephone: (978) 287-9905

Facsimile: (978) 371-2104

With a copy to:

Windjammer Capital Investors, LLC

610 Newport Center Drive, Suite 1100

Newport Beach, California 92660

Attention: Jeffrey J. Dunnigan

                   Chief Financial Officer

Telephone: (949) 721-9944

Facsimile: (949) 720-4222

and a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: Lawrence D. Bragg, III

Telephone: (617) 951-7000

Facsimile: (617) 951-7050

If to Olympus, OGF III, OGCF or OEF:

OLYMPUS GROWTH FUND III, L.P.

Metro Center, One Station Place

Stamford, Connecticut 06902

Attention: James Conroy

Facsimile: (203) 353-5910

With a copy to:

Kirkland & Ellis

200 Randolph Drive

Chicago, Illinois 60601

Attention: Francesco Penati

Telephone: (312) 861-3200

Facsimile: (312) 861-2200

If to RBS:

THE ROYAL BANK OF SCOTLAND plc

101 Park Avenue, 10th Floor

New York, New York 10178

Attention: Maria Merrill

Facsimile: (212) 401-1390

If to Antares:

ANTARES CAPITAL CORPORATION

311 S. Wacker Drive, Suite 6400

Chicago, Illinois 60606

Attention: Portfolio Manager – Symmetry

Telephone: (312) 697-3999

Facsimile: (312) 697-3998

With a copy to:

Katten Muchin Zavis Rosenman

525 West Monroe Street, Suite 1600

Chicago, Illinois 60661-3693

Attention: Stuart P. Shulruff

Telephone: (312) 902-5694

Facsimile: (312) 577-8680

If to any Noteholder other than a Lender, to it at the address provided for such Noteholder pursuant to Section 13.1.5.

If to the Administrative Agent:

WACHOVIA BANK, NATIONAL ASSOCIATION

Charlotte Place Building

201 South College Street

Charlotte, North Carolina 28288-0680

Attention: Syndication Agency Services

Telephone: (704) 383-3721

Facsimile: (704) 383-0288

Or, in each case, such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party; provided that the failure to deliver copies of notices as indicated above shall not affect the validity of any notice. Any such communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) on the second Business Day following the date on which the piece of mail containing such communication is sent, if sent by nationally recognized overnight courier, (iii) upon written confirmation of receipt, if sent by facsimile or (iv) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by certified or registered mail.

14.6. Survival of Warranties and Certain Agreements.

14.6.1. All representations and warranties made herein shall survive the execution and delivery of this Agreement and the Notes (but such representations and warranties are made only as of the Closing Date) and shall continue for so long as any of the Securities shall remain outstanding.

14.6.2. All covenants and agreements contained herein shall survive the execution and delivery of this Agreement and the Notes and shall continue for so long as any of the Notes remain outstanding and until the repayment in full of the Notes and the Note Obligations (other than the Warrants and contingent or indemnification obligations not yet due and payable); provided, however, that notwithstanding anything in this Agreement or implied by law to the contrary, the covenants and agreements of the Company set forth in Sections 14.1 and 14.2 shall survive the payment of the Notes and the termination of this Agreement.

14.7. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Lender in the exercise of any power, right or privilege hereunder or under the Securities shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement or the Securities are cumulative to and not exclusive of, any rights or remedies otherwise available.

14.8. Severability. If and to the extent that any provision in this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of the Agreement or obligations of the Company under such provisions, or of such provision or obligation in any other jurisdiction, or of such provision to the extent not invalid, illegal or unenforceable shall not in any way be affected or impaired thereby.

14.9. Headings. Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

14.10. Applicable Law. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to the principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law).

14.11. Successors and Assigns, Subsequent Holders. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of each Lender, including each holder of Notes. The terms and provisions of this Agreement and all certificates delivered pursuant hereto shall inure to the benefit of any assignee or transferee of the Securities, to the extent the assignment is permitted hereunder, and in the event of such transfer or assignment, the rights and privileges herein conferred upon the Lender so transferring or assigning shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Company’s interest herein or hereunder may not be assigned without the written consent of all of the Noteholders.

14.12. Consent to Jurisdiction and Service of Process. All judicial proceedings brought against the Company with respect to this Agreement or any notes may be brought in any State or Federal Court of competent jurisdiction in the State of New York, located in the Borough of Manhattan in the City of New York, and by execution and delivery of this Agreement the Company accepts for itself and in connection with its properties, generally and unconditionally, the jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, subject, however, to rights of appeal. The Company hereby waives personal service of process and consents that service of process upon it may be made by certified or registered mail, return receipt requested, at its address specified or determined in accordance with Section 14.5 hereof, and service so made shall be deemed completed on the third (3rd) Business Day after mailing. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of any Lender or any Noteholder to bring proceedings against the Company in the courts of any other jurisdiction.

14.13. Waiver of Jury Trial. The Company hereby waives, to the full extent permitted by applicable law, trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or any other Document or the validity, protection, interpretation, collection or enforcement thereof. Notwithstanding anything contained in this Agreement to the contrary, no claim may be made by the Company against any Lender or Noteholder for any lost profits or any special, indirect or consequential damages in respect of any breach or wrongful conduct (other than willful misconduct constituting actual fraud) in connection with, arising out of or in any way related to the transactions contemplated hereunder or under the other Documents, or any act, omission or event occurring in connection therewith; the Company hereby waives, releases and agrees not to sue upon any such claim for any such damages. The Company agrees that this Section 14.13 is a specific and material aspect of this Agreement and acknowledges that the Lender would not extend to the Company any monies hereunder if this Section 14.13 were not part of this Agreement.

14.14. Waiver of Stay, Extension, or Usury Laws; Intent to Limit Charges to Maximum Lawful Rate. The Company covenants (to the extent that it may lawfully do so) that it will not, and will cause each of its Subsidiaries to not, at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of any stay or extension law or any usury law or other law which would prohibit or forgive the Company or any Guarantor from paying all or any portion of the principal of, or interest, on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that it may lawfully do so) the Company hereby expressly waives, and agrees to cause its Subsidiaries to waive, all benefit or advantage of any such law and covenants that it will not hinder, delay, or impede the execution of any power herein granted to the holders of the Notes, but will suffer and permit the execution of every such power as though no such law had been enacted. In no event shall the interest rate or rates payable under this Agreement plus any other amounts paid or consideration received in connection herewith, exceed the highest rate permissible under any law that a court of competent

63

jurisdiction shall, in a final determination, deem applicable. The Company and the Lenders, in executing this Agreement, intend expressly and legally to agree upon the rate of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, the Company and the Guarantors are and shall be liable only for the payment of such legal maximum as allowed by law, and payment received from the Company and the Guarantors in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Notes to the extent of such excess in accordance with Section 3.6.2 hereof.

14.15. Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto, and written or telephonic notification of such execution and authorization of delivery thereof has been received by the Company and each Lender.

14.16. Entirety. This Agreement and the other Documents embody the entire agreement among the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and thereof, including without limitation the provisions of the commitment letter dated May 8, 2003 among the Company, Olympus and Windjammer, except that as expressly stated in such letter the obligations of the Company and Olympus under paragraph 7 of such letter shall survive the closing hereunder on the Closing Date.

14.17. Confidentiality. Each Noteholder agrees to keep confidential (and to cause its officers, directors, employees, agents and representatives to keep confidential) all information, materials and documents concerning the business of each Member of the Consolidated Group furnished to such Noteholder by any Member of the Consolidated Group or on its behalf pursuant to this Agreement (the “Information”). Notwithstanding the foregoing, each Noteholder shall be permitted to disclose Information (i) to its officers, managers, directors, employees, agents and representatives and Affiliates provided that such Information shall remain confidential; (ii) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, or to the extent requested by any governmental agency or authority; (iii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Agreement, (B) becomes available to such Noteholder on a non-confidential basis from a source other than any Member of the Consolidated Group or (C) was available to the Noteholder on a non-confidential basis prior to its disclosure to the Noteholder by any Member of the Consolidated Group; (iv) to the extent any Member of the Consolidated Group shall have consented to such disclosure in writing; (v) in connection with the assignment of any Notes provided that the recipient of the Information agrees to maintain the confidentiality of the Information; or (vi) to its respective investors or lenders in connection with any reporting performed by such Noteholder to any such Persons. Each Noteholder (and each employee, representative, agent or advisor of such Noteholder) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of this transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any Noteholder relating to such tax treatment and tax structure.

64

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the respective duly authorized officers of the undersigned and by the undersigned as of the date first written above.

SYMMETRY MEDICAL INC.

By:	/s/ Manu Bettegowda
Name: Manu Bettegowda
Title: Vice President

WINDJAMMER MEZZANINE & EQUITY
FUND II, L.P., a Delaware limited partnership

By Windjammer Capital Investors, LLC, its General Partner

By:	/s/ Costa Littas
Name: Costa Littas
Title: Managing Director

OLYMPUS GROWTH FUND III, L.P.

By:	OGP III, L.L.C.
Its:	General Partner

By:	Conroy, L.L.C.
Its:	Member

By:	/s/ James A. Conroy
	Name:	James A. Conroy
	Title:	Member

OLYMPUS GROWTH CO-INVESTMENT FUND III, L.P.

By:	OGP III, L.L.C.
Its:	General Partner

By:	Conroy, L.L.C.
Its:	Member

By:	/s/ James A. Conroy
	Name:	James A. Conroy
	Title:	Member

OLYMPUS EXECUTIVE FUND, L.P.

By:	OEF, L.P.
Its:	General Partner

By:	Conroy, L.L.C.
Its:	a General Partner

By:	/s/ James A. Conroy
	Name:	James A. Conroy
	Title:	Member

THE ROYAL BANK OF SCOTLAND plc

By:	/s/ Maria Merrill
Name: Maria Merrill
Title: Vice President

ANTARES CAPITAL CORPORATION

By:	/s/ Chester Zara
Name: Chester R. Zara
Title: Director

APPENDIX I

DEFINITIONS

Cross Reference Table

The following terms defined elsewhere in the Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term	Definition
“Antares”	Preamble
“Bankruptcy Events”	Section 12.2
“Blockage Notice”	Section 12.3.2
“Blockage Period”	Section 12.3.2
“Change of Control Offer”	Section 3.4.2
“Class A Preferred Stock”	Recitals
“Closing”	Recitals
“Closing Date”	Recitals
“Common Stock”	Recitals
“Common Warrants”	Recitals
“Company”	Preamble
“Company Affiliate”	Section 5.24
“Covenant Default”	Section 12.3.2
“Credit Agreement”	Recitals
“Events of Default”	Section 11
“Indemnified Liabilities”	Section 14.2
“Indemnitees”	Section 14.2
“Indemnitor”	Section 14.2
“Initial Guarantors”	Recitals
“Investments”	Section 9.5
“Lenders”	Preamble
“Management Fee”	Section 9.7(iv)
“Maximum Accrual”	Section 3.8.2
“Mettis”	Recitals
“Mettis Stockholders”	Recitals
“Notes”	Recitals
“OEF”	Preamble
“OGCF”	Preamble
“OGF III”	Preamble
“Parent”	Recitals
“Payment Date”	Section 3.1.1
“Payment Default”	Section 12.3.2
“Permitted Liens”	Section 9.3
“Preferred Warrants”	Recitals
“Projections”	Section 5.11
“RBS”	Preamble
“Securities”	Recitals
“Seller Subordinated Indebtedness”	Section 9.2(x)
“Senior Lenders”	Recitals
“Warrants”	Recitals
“Windjammer”	Preamble

Certain Definitions

The following terms shall have the following meanings:

“Acquisition” means any transaction or series of related transactions, consummated on or after the date hereof, by which the Company directly, or indirectly through one or more Subsidiaries, (i) acquires any going business, division thereof or line of business, or all or substantially all of the assets, of any Person, whether through purchase of assets, merger or otherwise, or (ii) acquires securities or other ownership interests of any Person having at least a majority of combined voting power of the then outstanding securities or other ownership interests of such Person.

“Acquisition Amount” means, with respect to any Acquisition, the sum (without duplication) of (i) the amount of cash paid on the Acquisition closing date as part of the purchase price thereof by the Company and its Subsidiaries to the selling company, stockholders or other selling Person or Persons (the “Sellers”) in connection with such Acquisition, (ii) the Fair Market Value of all Capital Stock of the Parent or the Company issued or given in connection with such Acquisition, (iii) the amount (determined by using the face amount or the principal amount payable at maturity, whichever is greater) of all Indebtedness incurred, assumed or acquired by the Company and its Subsidiaries in connection with such Acquisition, (iv) all Contingent Purchase Price GAAP Amounts with respect to such Acquisition, (v) all amounts paid in respect of covenants not to compete and consulting agreements entered into in connection with such Acquisition (but in each case only to the extent such amounts exceed amounts that would be paid under fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arms’-length transaction with a third party in a transaction unrelated to such Acquisition), and (vi) the aggregate fair market value of all other real, mixed or personal property paid as purchase price to the Sellers by the Company and its Subsidiaries in connection with such Acquisition.

“Administrative Agent” means Wachovia Bank, National Association, in its capacity as the Administrative Agent under the Credit Agreement, and any other representative designated from time to time by the Senior Lenders as the “Administrative Agent” under the Credit Agreement.

“Affiliate” means, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person or is a director or officer of such Person. For purposes of this definition, with respect to any Person “control” shall mean (i) the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, or (ii) the beneficial ownership of securities or other ownership interests of such Person having 10% or more (A) of the combined voting power of the then outstanding securities or other ownership interests of such Person (and apart from rights accruing under special circumstances) ordinarily having the right to vote in the election of directors or other governing body of such Person or (B) of the Total Voting Power of such Person; provided, however, that with respect to the Company or any of the Company’s Subsidiaries, the term “Affiliate” shall not include (i) any limited partner of the Sponsor solely by reason of its status as a limited partner or (ii) any Affiliate of 3i Group plc that, absent such affiliation with 3i Group plc is not otherwise an Affiliate of the Company or any of its Subsidiaries. Notwithstanding the foregoing, neither the Administrative Agent nor any Senior Lender shall be deemed an “Affiliate” of any Member of the Consolidated Group

“Agreement” means this Senior Subordinated Loan Agreement dated as of June 11, 2003 between the Company and the Lenders, as from time to time amended and in effect, of which this Appendix is a part.

“Applicable Premium” means a premium to be paid in connection with prepayments of the Notes pursuant to Sections 3.3 and 3.4 of this Agreement and in connection with the payment of the Notes upon acceleration of the Note Obligations pursuant to Section 11 of the Agreement. Each such prepayment or payment premium (which shall be added to the principal amount to be prepaid or paid and any interest thereon) for any such prepayment or payment upon acceleration made or required to be made during any of the periods described below, shall be equal, during any period set forth in the table below, to the percentage set forth beside such period in such table for the applicable section of the Agreement pursuant to which prepayment or payment upon acceleration is made of the aggregate principal amount of the Notes then prepaid or paid or required to be prepaid or paid:

Prepayments pursuant to Section 3.3.1

Period (dates inclusive)	Applicable Premium
June 11, 2005 through June 10, 2006	5%
June 11, 2006 through June 10, 2007	3%
June 11, 2007 through June 10, 2008	2%
June 11, 2008 and thereafter	0%

Prepayments pursuant to Section 3.3.2(a)

Period (dates inclusive)	Applicable Premium
Closing Date through June 10, 2009	1%
June 11, 2009 and thereafter	0%

Prepayments pursuant to Section 3.3.2(b) and 3.4

Period (dates inclusive)	Applicable Premium
Closing Date through June 10, 2009	2%
June 11, 2009 and thereafter	0%

“Asset Disposition” means any sale, assignment, transfer or other disposition by the Company or any of its Subsidiaries to any other Person, whether in one transaction or in a series of related transactions, of any of its assets, business units or other properties (including any interests in property, whether tangible or intangible, and including Capital Stock of Subsidiaries), excluding (i) any such sale, assignment, transfer or other disposition permitted under Sections 9.4(i), 9.4(ii), 9.4(iii) and 9.4(iv), (ii) any Debt Issuance, Equity Issuance or Casualty Event, and (iii) any other such sales, assignments, transfers or other dispositions the Net Cash Proceeds from which do not exceed $750,000 in any single fiscal year.

“Authorized Officer” means, with respect to any action specified herein, any officer of the Company duly authorized by resolution of the board of directors of the Company to take such action on its behalf, and whose signature and incumbency shall have been certified on behalf of the Company to the Noteholders by the secretary or an assistant secretary of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York or in the principal place of business of the Administrative Agent (as of the date hereof, Charlotte, North Carolina) are authorized or required by law to close.

“Capital Expenditures” means, for any period, the aggregate amount (whether paid in cash or accrued as a liability) that would, in accordance with GAAP, be included on the consolidated statement of cash flows of the Company and its Subsidiaries for such period as additions to equipment, fixed assets, real property or improvements or other capital assets (including, without limitation, Capital Lease obligations); provided, however, that Capital Expenditures shall not include any such expenditures (i) for replacements and substitutions for capital assets, to the extent made with the proceeds of insurance in accordance with Section 3.5, (ii) for replacements and substitutions for capital assets, to the extent made with proceeds from the sale, exchange or other disposition of assets as permitted under Section 9.4(iii), 9.4(iv) or 9.4(v),(iii) made as part of a Permitted Acquisition or (iv) to the extent constituting Permitted Excluded Capital Expenditures.

“Capital Lease” means, as to any Person, any lease (whether real, personal or mixed) by such Person as lessee that is or is required to be, in accordance with GAAP, recorded as a capital lease on such Person’s balance sheet.

“Capitalized Lease Obligations” means all obligations of any Person under Capital Leases, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person; and in each case, any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (i) securities issued or unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition (“Government Obligations”), (ii) commercial paper issued by any Person organized under the laws of the United States of America, maturing within 364 days from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Services, at least P-1 or the equivalent thereof by Moody’s Investors Service, Inc. or at least F-1 or the equivalent thereof by Fitch, (iii) time deposits and certificates of deposit maturing within 364 days from the date of issuance and issued by, or demand deposits with, (A) a bank or trust company organized under the laws of the United States of America or any state thereof (y) that has combined capital and surplus of at least $250,000,000 or (z) that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Standard & Poor’s Ratings Services or Fitch or at least A2 or the equivalent thereof by Moody’s Investors Service, Inc., (B) any commercial bank organized under the laws of the United States or any state thereof and having total assets in excess of $500,000,000, or (C) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or any successor thereto (the “OECD”) or a political subdivision of any such country and having total assets in excess of $500,000,000, provided that such bank or other financial institution is acting through a branch or agency located in the United States, in the country under the laws of which it is organized or in another country that is also a member of the OECD, (iv) repurchase obligations with a term not exceeding thirty (30) days with respect to underlying securities of the types described in clause (i) above entered into with any bank or trust company meeting the qualifications specified in clause (iii) above, (v) obligations of any state of the United States of America or any political subdivision thereof, for the payment of the principal and redemption price of, and interest on, which there shall have been irrevocably deposited Government Obligations in amounts sufficient to provide such payment, and (vi) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the foregoing types; provided that in the case of any investment by a Foreign Subsidiary, “Cash Equivalents” shall also include (a) direct obligations of the sovereign nation (or any political subdivision or agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any political subdivision or agency thereof), (b) investments of the type and maturity described in clauses (i), (ii), (iii), (iv) and (v) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, and (c) money market funds at least ninety-five percent (95%) of the assets of which are continuously invested in securities of the foregoing types.

“Casualty Event” means, with respect to any property (including any interest in property) of the Company or any of its Subsidiaries, any loss of, damage to, or condemnation or other taking of, such property for which the Company or such Subsidiary receives insurance proceeds, proceeds of a condemnation award or other compensation and also means any event resulting in payment of proceeds of the key-man life insurance policy referred to in Section 6.14(a) of the Credit Agreement.

“Change of Control” means the occurrence of any of the following:

(a) the Sponsor shall cease to own (directly or indirectly) at least 80% of the Capital Stock of the Company which is owned (directly or indirectly) by the Sponsor as of the Closing Date;

(b) any Person or group of Persons acting in concert (other than the Sponsor and Windjammer) (i) shall own (directly or indirectly) and control (directly or indirectly) Capital Stock of the Company having more than 50% of the Total Voting Power of the Company or (ii) shall have the power to elect a majority of the members of the Board of Directors of the Company;

(c) the Sponsor shall cease, directly or indirectly, to beneficially own Capital Stock of the Company having (together with the Capital Stock of the Company, if any, held by Windjammer) at least 51% of the Total Voting Power of the Company; or

(d) a sale, transfer or other disposition, in a single transaction or more than one transaction, of (i) all or substantially all of the assets of the Consolidated Group or (ii) all or substantially all of the Capital Stock of the Subsidiaries owned directly or indirectly by the Company.

“Charter” means the certificate of incorporation of the Company as in effect from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Compliance Certificate” means a fully completed and duly executed certificate in the form of Exhibit D, together with a Covenant Compliance Worksheet.

“Consolidated EBITDA” means, for any Reference Period, the aggregate of (i) Consolidated Net Income for such Reference Period, plus (ii) the sum (without duplication) of (A) Consolidated Interest Expense, (B) federal, state, local and other income taxes, (C) depreciation and amortization, (D) noncash charges related to Hedge Agreements, (E) losses from Asset Dispositions (including, for this purpose, any asset dispositions expressly excluded from the definition of such term as item (iii) of such definition and any asset dispositions made pursuant to Section 9.4(iv)), (F) the accrued but unpaid portion of the Management Fee, (G) up to $1,000,000 in extraordinary or nonrecurring losses or charges (it being understood that the inclusion of any greater amount shall require the approval of the Required Noteholders) and (H) nonrecurring losses, charges and expenses incurred in connection with the Mettis Acquisition (including fees and expenses paid to Senior Lenders under the Credit Documents, to the

Noteholders pursuant to the terms of this Agreement and to the lenders under the Foreign Working Capital Facility) (1) on or prior to the Closing Date in the amounts set forth on Schedule I-1 and (2) after the Closing Date, to the extent the aggregate amount thereof does not exceed $897,237.87, in each case under clauses (A) through (H) above to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period and all calculated in accordance with GAAP (provided that any cash expenses in respect of or associated with any such losses, expenses or charges in clause (G) above will be included (i.e., deducted) in the calculation of Consolidated EBITDA for the Reference Period in which expended), minus (iv) the sum (without duplication) of (A) noncash gains related to Hedge Agreements, (B) gains from Asset Dispositions (including, for this purpose, any asset dispositions expressly excluded from the definition of such term as item (iii) of such definition and any asset dispositions made pursuant to Section 9.4(iv)), and (C) other extraordinary or nonrecurring gains (including in connection with the sale or write-up of assets) and other noncash credits increasing income for such Reference Period, in each case under clauses (A) through (C) above to the extent taken into account in the calculation of Consolidated Net Income for such Reference Period and all calculated in accordance with GAAP; provided that Consolidated EBITDA (1) shall be deemed to include, without duplication, historical Consolidated EBITDA of any Person acquired in a Permitted Acquisition and operated by the Company after the commencement of the relevant Reference Period, as if such Person had been acquired by the Company as of the first day of such Reference Period (such Consolidated EBITDA calculated for such Person and its Subsidiaries for such Reference Period in the same manner as Consolidated EBITDA is calculated for the Company and all of its Subsidiaries for such Reference Period as set forth herein, mutatis mutandis), but only so long as the Consolidated EBITDA of such Person is supported by financial statements of such Person or other financial data reasonably acceptable to the Required Noteholders, (2) shall be deemed to exclude the results of the operation of any Person or business sold or disposed of by the Company at any time after the first day of the relevant Reference Period, and (3) shall be increased by any cost savings demonstrated by the Company as reasonably likely to occur as a result of a Permitted Acquisition and which are reasonably acceptable to the Required Noteholders, which savings shall be deemed to have been realized on the first day of the relevant Reference Period; and provided further that (I) notwithstanding the foregoing provisions of this definition, the amount of Consolidated EBITDA for any fiscal month through and including the fourth fiscal month of fiscal year 2003 shall be as set forth on Schedule I-2 and (II) solely for purposes of calculating compliance with the minimum Consolidated EBITDA covenant in Section 8.3:

(a) for the Reference Period ending as of the last day of the second fiscal quarter of fiscal year 2003, Consolidated EBITDA shall be determined only for such fiscal quarter;

(b) for the Reference Period ending as of the last day of the third fiscal quarter of fiscal year 2003, Consolidated EBITDA shall be determined only for such fiscal quarter;

(c) for the Reference Period ending as of the last day of the fourth fiscal quarter of fiscal year 2003, Consolidated EBITDA shall be determined only for the period of two consecutive fiscal quarters ending on such date;

(d) for the Reference Period ending as of the last day of the first fiscal quarter of fiscal year 2004, Consolidated EBITDA shall be determined only for the period of three consecutive fiscal quarters ending on such date; and

(e) for the Reference Period ending as of the last day of each fiscal quarter ending thereafter, Consolidated EBITDA shall be determined for the period of four consecutive fiscal quarters ending on such date..

“Consolidated Fixed Charges” means, for any Reference Period, the aggregate (without duplication) of the following, all determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP for such Reference Period: (a) Consolidated Interest Expense for such Reference Period, (b) aggregate cash tax expense for federal (or national), state, local and other income taxes for such Reference Period, (c) cash Capital Expenditures for such Reference Period, (d) the aggregate (without duplication) of all scheduled payments on Funded Debt (other than for interest, fees, premiums or expenses) required to have been made by the Company and its Subsidiaries during such Reference Period (whether or not such payments are actually made), it being understood (for the avoidance of doubt) that prepayments of the Term Loans (as defined in the Credit Agreement) made during any Reference Period shall not be included under this clause (d) for such Reference Period, and (e) the aggregate of all amounts paid by the Company or any of its Subsidiaries during such Reference Period as dividends or distributions in respect of its Capital Stock or to purchase, redeem, retire or otherwise acquire its Capital Stock; provided that, solely for purposes of calculating the Fixed Charge Coverage Ratio as of the last day of each of the third and fourth fiscal quarters of fiscal year 2003 and the first fiscal quarter of fiscal year 2004, (1) clause (b) of this definition shall be deemed to read “aggregate accrued tax expense for federal, state, local and other income taxes for such Reference Period,” and (2) clause (c) of this definition shall be deemed to read “the lesser of (i) cash Capital Expenditures for such Reference Period and (ii) for the calculation of the Fixed Charge Coverage Ratio as of the last day of (A) the third fiscal quarter of fiscal year 2003, $2,000,000, (B) the fourth fiscal quarter of fiscal year 2003, $4,000,000, and (C) the first fiscal quarter of fiscal year 2004, $6,000,000.”

“Consolidated Group” means the Company, each Subsidiary of the Company as of the date hereof and each Person that becomes a Subsidiary of the Company on or after the Closing.

“Consolidated Interest Expense” means, for any Reference Period, the sum (without duplication) of (i) total interest expense (calculated net of interest income) of the Company and its Subsidiaries for such Reference Period in respect of Consolidated Total Funded Debt (including, without limitation, all such interest expense accrued or capitalized during such Reference Period, whether or not actually paid during such Reference Period), determined on a consolidated basis in accordance with GAAP, (ii) all net amounts payable under or in respect of Hedge Agreements, to the extent paid or accrued by the Company and its Subsidiaries during such Reference Period, and (iii) all recurring unused fees and other ongoing fees in respect of Funded Debt (including the unused fees provided for under Section 2.9 of the Credit Agreement) paid, accrued or capitalized by the Company and its Subsidiaries during such Reference Period; provided, however, that solely for purposes of calculating the Interest Coverage Ratio and the Fixed Charge Coverage Ratio, all noncash expenses, fees and other amounts of the types described in clauses (i) through (iii) above (including, without limitation, the amortization or write-off of deferred financing fees, debt discount and debt issuance costs and commissions, premiums paid in respect of Hedge Agreements, and other noncash fees and charges associated with Indebtedness) shall be excluded in the determination of Consolidated Interest Expense and Consolidated Fixed Charges.

“Consolidated Net Income” means, for any Reference Period, net income (or loss) for the Company and its Subsidiaries for such Reference Period, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests); provided that, in making such determination, there shall be excluded (i) the net income of any other Person that is not a Subsidiary of the Company (or is accounted for by the Company by the equity method of accounting) except to the extent of actual payment of cash dividends or distributions by such Person to the Company or any Subsidiary of the Company during such period, (ii) the net income (or loss) of any other Person acquired by, or merged with, the Company or any of its Subsidiaries for any period prior to the date of such acquisition, and (iii) the net income of any Subsidiary of the Company to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such net income is not at the time permitted by operation of the terms of its charter, certificate of incorporation or formation or other constituent document or any agreement or instrument (other than a Credit Document) or Requirement of Law applicable to such Subsidiary.

“Consolidated Total Funded Debt” as of any date of determination, the aggregate (without duplication) of all Funded Debt of the Company and its Subsidiaries, net of their Cash and Cash Equivalents held in a branch of a bank or other financial institution located in the United States in excess of $1,500,000, as of such date, determined on a consolidated basis in accordance with GAAP. For purposes of determining Consolidated Total Funded Debt as of any date, each Guaranty Obligation of the Company and its Subsidiaries required to be included in such determination shall be valued at the maximum aggregate principal amount (whether or not drawn or outstanding) of the Indebtedness that is the corresponding “primary obligation” (as such term is defined in the definition of Guaranty Obligation) as of such date.

“Contingent Purchase Price GAAP Amount” shall mean, at any time, the Contingent Purchase Price Obligation liability that, in accordance with GAAP, should be recorded as a liability on the balance sheet, or (without duplication) an expense on the income statement, of the Company and its Subsidiaries.

“Contingent Purchase Price Obligations” means any earn out obligations or similar deferred or contingent purchase price obligations of the Company or any of its Subsidiaries incurred or created in connection with an Acquisition.

“Contingent Purchase Price Reserve Amount” means, with respect to any Contingent Purchase Price Obligation, as of any date of determination, the maximum amount payable with respect to such Contingent Purchase Price Obligation on such date of determination (on a pro forma basis, assuming the consummation of an Acquisition to be consummated on such date of determination) pursuant to the acquisition agreement and other documentation evidencing such Contingent Purchase Price Obligation, assuming the remaining maximum performance standards related thereto are satisfied; provided that, to the extent that any portion of a Contingent Purchase Price Obligation becomes a fixed, matured or earned amount (through satisfaction of performance goals or targets or otherwise), the Contingent Purchase Price Reserve Amount for such fixed amount shall be the Contingent Purchase Price GAAP Amount therefor; and provided further that, to the extent the calculation of the maximum amount payable with respect to a Contingent Purchase Price Obligation cannot be determined on the date of such determination, such amount shall be determined in good faith by the Required Noteholders after consultation with the Company.

“Contribution Agreements” shall mean one or more agreements among the Sponsor and-or certain other investors named therein and the Parent or the Company, relating to the issuance and sale of Capital Stock of the Parent or the Company to the Sponsor and such other investors in connection with the Equity Capitalization, including without limitation the Stock Purchase Agreement, each as amended, modified, restated or supplemented from time to time.

“Covenant Compliance Worksheet” means a fully completed worksheet in the form of Attachment A to Exhibit D.

“Credit Documents” means, collectively, the Credit Agreement, the related security agreements, mortgages, guarantees, pledge agreements, notes and Hedge Agreements and the other documents executed in connection therewith, and each other document or instrument executed in connection therewith by the Company, the Parent, any Guarantor, any Subsidiary of the Company or the Parent or any other obligor under any such documents, including any schedules, exhibits, appendices or other attachments thereto, in each case as amended, modified, supplemented or restated from time to time, and excluding in any case (i) any document, agreement, instrument, warrant or certificate representing, or pursuant to which the Parent issues or may issue to the Senior Lenders, any capital stock or other equity securities of the Parent and (ii) any document, agreement, instrument, warrant or certificate setting forth the rights and privileges of, or terms and provisions applicable to, any holder of such capital stock or other equity securities.

“Debt Issuance” means the issuance or sale by the Company or any of its Subsidiaries of any debt securities or other Indebtedness, whether in a public offering or otherwise, except for any Indebtedness permitted under Section 9.2.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Interest” means the portion of interest on the Notes that is owing solely on account of an increase of the rate of interest on the Notes pursuant to Section 3.1.2 or on account of an Interest Increase Event.

“Disqualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event or otherwise, (i) matures or is mandatorily redeemable or subject to any mandatory repurchase requirement, pursuant to a sinking fund obligation or otherwise, (ii) is redeemable or subject to any mandatory repurchase requirement at the sole option of the holder thereof, or (iii) is convertible into or exchangeable for (whether at the option of the issuer or the holder thereof) (y) debt securities or (z) any Capital

Stock referred to in (i) or (ii) above, in each case under (i), (ii) or (iii) above at any time on or prior to the first anniversary of the Maturity Date; provided, however, that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so redeemable at the option of the holder thereof, or is so convertible or exchangeable on or prior to such date shall be deemed to be Disqualified Capital Stock.

“Documents” means the Transaction Documents.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Domestic Subsidiary Guarantor” means any Domestic Subsidiary that is also a Subsidiary Guarantor.

“Environmental Claims” means any and all actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations by a Governmental Authority, or proceedings (including, without limitation, administrative, regulatory and judicial proceedings) relating in any way to any Hazardous Substance, any actual or alleged violation of or liability under any Environmental Law or relating to any actual or alleged violation of any permit issued, or any approval given, under any Environmental Law (collectively, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with any Hazardous Substance or arising from alleged injury or threat of injury to human health or the environment.

“Environmental Laws” means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health, occupational safety with respect to exposure to Hazardous Substances, or the environment, now or hereafter in effect, and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances.

“Equity Capitalization” means the contribution to the capital of the Parent and/or the Company by the Sponsor, its Affiliates and certain other co-investors pursuant to the issuance and sale of the Parent’s and the Company’s Capital Stock for cash to such investors under the Contribution Agreements (and the contribution of the capital of the Company by the Parent of the proceeds of such contribution to the Parent) to finance a portion of the Mettis Acquisition.

“Equity Issuance” means the issuance, sale or other disposition by the Company or any of its Subsidiaries of its Capital Stock (including, without limitation, pursuant to an initial registered public offering of Capital Stock of the Company), any rights, warrants or options to purchase or acquire any shares of its Capital Stock or any other security or instrument representing, convertible into or exchangeable for an equity interest in the Company or any of its Subsidiaries; provided, however, that the term Equity Issuance shall not include (i) the issuance or sale of Capital Stock by any of the Subsidiaries of the Company to the Company or any other Subsidiary of the Company, (ii) any Capital Stock of the Company issued or sold in connection with any Permitted Acquisition and constituting all or a portion of the applicable purchase price, (iii) the Capital Stock of the Company issued in connection with the Equity Capitalization, (iv) any Capital Stock of the Company issued after the Closing Date to Persons who are holders of the Capital Stock of the Company, respectively, on the Closing Date after giving effect to the Mettis Acquisition or to Affiliates of any such Persons, (v) any Capital Stock of the Company, the Net Cash Proceeds of which are used in whole to fund Permitted Acquisitions, which Capital Stock is issued or sold to Persons who are holders of Capital Stock of the Company prior to such Permitted Acquisition (or to an Affiliate of any such Person), and (vi) any Capital Stock of the Company, any rights or options for the Capital Stock of the Company, and the underlying Capital Stock issued upon the exercise thereof, issued, sold or granted to managers, directors and employees of the Company and (vii) the Warrants and any Capital Stock issued upon the exercise thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“ERISA Affiliate” means any Person (including any trade or business, whether or not incorporated) that would be deemed to be under “common control” with, or a member of the same “controlled group” as, the Company or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

“ERISA Event” means any of the following with respect to a Plan or Multiemployer Plan, as applicable: (i) a Reportable Event with respect to a Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan that results in liability under Section 4201 or 4204 of ERISA, or the receipt by the Company or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA, (iii) the distribution by the Company or any ERISA Affiliate under Section 4041 or 4041A of ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against the Company or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon the Company or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, or the imposition or threatened imposition of any Lien upon any assets of the Company or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Company or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which the Company or any of its ERISA Affiliates may be directly or indirectly liable or

(ix) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Internal Revenue Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if the Company or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of such sections.

“Excess Equity Capitalization Proceeds” has the meaning provided in the Credit Agreement as in effect on the date hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Existing Senior Bank Facilities” has the meaning provided in Section 4.1(k) of the Credit Agreement.

“Fair Market Value” means, with respect to any Capital Stock of the Company given in connection with an Acquisition, the value given to such Capital Stock for purposes of such Acquisition by the parties thereto, as determined in good faith pursuant to the relevant acquisition agreement or otherwise in connection with such Acquisition.

“Fair Valuation” means, with respect to any Person, the determination of the value of the consolidated assets of such Person on the basis of the amount which may be realized by a willing seller within a reasonable time through collection or sale of such assets at market value on a going concern basis to an interested buyer who is willing to purchase under ordinary selling conditions in an arm’s length transaction.

“Financial Officer” means, with respect to the Company, the chief financial officer, vice president-finance, principal accounting officer or treasurer of the Company.

“First Offer Agreement” means the letter agreement dated as of June 11, 2003 between the Company and the Lenders, pursuant to which the Company grants a right of first offer with respect to any future subordinated debt of the Company.

“fiscal quarter” or “FQ” means a fiscal quarter of the Company and its Subsidiaries.

“fiscal year” or “FY” means a fiscal year of the Company and its Subsidiaries.

“Fixed Charge Coverage Ratio” means, as of the last day of any Reference Period, the ratio of (i) Consolidated EBITDA for such Reference Period to (ii) Consolidated Fixed Charges for such Reference Period; provided that, solely for purposes of calculating the Fixed Charge Coverage Ratio as of the last day of each of the third and fourth fiscal quarters of fiscal year 2003 and the first fiscal quarter of fiscal year 2004, each of Consolidated EBITDA and Consolidated Fixed Charges shall be determined only for the period of one, two consecutive and three consecutive fiscal quarters, respectively, ending on such date; and provided further that, solely for purposes of calculating the Fixed Charge Coverage Ratio, Consolidated EBITDA shall be determined without giving pro forma effect to any Acquisitions or dispositions and without regard to other pro forma adjustments for cost savings as contemplated by the second proviso set forth in the definition of Consolidated EBITDA.

“Forbearance Period” means each period beginning on the earlier of (x) the date of any Payment Default or the delivery to the Company and the Noteholders of a Blockage Notice (as provided in Section 12.3), as applicable, and (y) the occurrence of an Event of Default hereunder and ending on the earliest of (i) one hundred eighty (180) days after the commencement of such period, (ii) the date on which such Payment Default or the Non-Payment Default giving rise to such Blockage Notice, as applicable, shall cease to exist (but only in the case of a Forbearance Period commenced under clause (x) above), (iii) the acceleration of the maturity of the Senior Indebtedness or the taking of any action by the holder of any Senior Indebtedness, or any agent acting on behalf of one or more such holders, to commence foreclosure or other legal proceedings against the any Member of the Consolidated Group or any of their respective properties or assets, (iv) the occurrence of a Bankruptcy Event or (v) the delivery by the Administrative Agent of notice to the Noteholders terminating such Forbearance Period; provided, however, that, upon the termination of a Forbearance Period commencing with the occurrence of one or more Events of Default, the existence or commencement of any other Forbearance Periods shall not affect the rights of the holders of the Note Obligations under Section 12.4.2 to seek remedies with respect to such Event of Default or Events of Default to the extent such Event of Default or Events of Default continue to exist at the expiration of the Forbearance Period with respect thereto.

“Foreign Subsidiary” means a Subsidiary of the Company that is a “controlled foreign corporation,” as such term is defined in Section 957 of the Internal Revenue Code.

“Foreign Working Capital Facility” means a credit facility entered into by a Foreign Subsidiary after the Closing Date.

“Funded Debt” means, with respect to any Person, all Indebtedness for borrowed money of such Person that by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is renewable or extendable at the option of the debtor to a date more than one year from, the date of creation thereof (including an option of the debtor under a revolving credit or similar arrangement obligating the lender or lenders to extend credit over a period of one year or more), including any current maturities of such Indebtedness and including Capital Lease obligations, and specifically also including (without limitation of the foregoing), in the case of the Company and its Subsidiaries, all Indebtedness of the Company and its Subsidiaries (other than Indebtedness of the types referred to in clauses (ix) and (x) of the definition of “Indebtedness”) and all Guaranty Obligations with respect to Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America, as set forth in the statements, opinions and pronouncements of the Accounting Principles Board, the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained, as in effect from time to time (subject to the provisions of Section 1.2) provided that, with reference to any financial information of Mettis and its Subsidiaries for periods ending on or before the last day of the fourth fiscal quarter of fiscal year 2003, except as otherwise provided in this Agreement “GAAP” shall mean UK GAAP.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Guarantor” means each Initial Guarantor and each other Person that shall become a guarantor of the Note Obligations pursuant to Section 7.4 of the Agreement or otherwise.

“Guaranty Obligation” means, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, liability or other obligation (the “primary obligation”) of another Person (the “primary obligor”), whether or not contingent, (i) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or provide funds (x) for the payment or discharge of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor (including, without limitation, keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements), (iii) to lease or purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that, with respect to the Company and its Subsidiaries, the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guaranty Obligation of any guaranteeing Person hereunder shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such guaranteeing Person in good faith.

“Hazardous Substance” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, hazardous waste, pollutant, contaminant or toxic substance under any Environmental Law, (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) its presence may require investigation or response under any Environmental Law, (iv) it constitutes a nuisance, trespass or health or safety hazard to Persons or neighboring properties, or (v) it is or contains, without limiting the foregoing, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

“Incorporated By Reference” means, with respect to any referenced provision of the Credit Agreement or successor Credit Agreement, the incorporation of that provision as in effect on the date hereof into the Agreement, mutatis mutandis, with the same effect and for all purposes as if set forth in full in the Agreement, together with any referenced definitions or schedules as in effect on the date hereof and any cross referenced provisions as in effect on the date hereof included in such referenced provision of the Credit Agreement or successor Credit Agreement, except that, where any such included cross referenced provision has been likewise Incorporated By Reference and as so incorporated has been modified or supplemented, such cross reference shall be deemed to be to the cross referenced provision as so Incorporated By Reference, as so modified or supplemented.

“Indebtedness” means, with respect to any Person (without duplication), (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, or upon which interest payments are customarily made, (iii) the maximum stated or face amount of all letters of credit and bankers’ acceptances issued or created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (iv) all obligations of such Person to pay the deferred purchase price of property or services, including any Seller Subordinated Indebtedness and including any Contingent Purchase Price Obligations (but excluding (x) trade payables, other accounts payable and accrued expenses, in each case to the extent incurred in the ordinary course of business and outstanding for a period of time no greater than 120 days after such obligation is incurred (regardless of actual terms), and (y) trade payables, other accounts payable and accrued expenses between or among the Company and its Subsidiaries, in each case to the extent incurred in the ordinary course of business), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (vi) all obligations for principal of such Person as lessee under Capital Leases which obligations should be recorded as a liability on a balance sheet of such Person under GAAP, (vii) all Disqualified Capital Stock issued by such Person, with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any (for purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors or other governing body of the issuer of such Disqualified Capital Stock), (viii) the principal balance outstanding and owing by such Person under any synthetic lease, tax retention operating lease or similar off-balance sheet financing product, (ix) all Guaranty Obligations of such Person with respect to Indebtedness of another Person, (x) the net termination obligations of such Person under any Hedge Agreements, calculated as of any date as if such agreement or arrangement were terminated as of such date, and (xi) all indebtedness of the type referred to in clauses (i) through (x) above (A) of any partnership or unincorporated joint venture in which such Person is a general partner or joint venturer to the extent such Person is liable therefor or (B) secured by any Lien on any property or asset owned or held by such Person regardless of whether or not the indebtedness secured thereby shall have been incurred or assumed by such Person or is nonrecourse to the credit of such Person; provided that (A) Indebtedness of any Person shall not include any Contingent Purchase Price Obligations of such Person except to the extent such obligations constitute Contingent Purchase Price GAAP Amounts and (B) the amount of Indebtedness that is nonrecourse to the obligor thereunder or to such Person or for which recourse is limited to identified property shall be equal to the lesser of (y) the principal amount of such obligation and (z) the fair market value of such property as determined by such Person in good faith.

“Interest Coverage Ratio” means, as of the last day of any Reference Period, the ratio of (i) Consolidated EBITDA for such Reference Period to (ii) Consolidated Interest Expense for such Reference Period; provided that, solely for purposes of calculating the Interest Coverage Ratio as of the last day of each of the third and fourth fiscal quarters of fiscal year 2003 and the first fiscal quarter of fiscal year 2004, each of Consolidated EBITDA and Consolidated Interest Expense shall be determined only for the period of one, two consecutive and three consecutive fiscal quarters, respectively, ending on such date.

“Interest Increase Event” means (a) any Event of Default under Section 11.1 or 11.2 and (b) any Event of Default under Section 11.4 arising from a default in the performance or observance of any covenant contained in Section 8.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“Lender” has the meaning set forth in the preamble to the Agreement, and shall mean and include each Lender and each assignee of Notes pursuant to Section 13 of the Agreement. “Lenders” means each Lender and each such assignee, collectively.

“Letter of Credit” has the meaning provided in Section 3.1 of the Credit Agreement.

“Lien” means any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise), preference, priority, charge or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, Capital Lease or any other lease or arrangement having substantially the same effect as any of the foregoing.

“Management Agreement” means the Amended and Restated Transaction Fee Agreement dated as of June 11, 2003 made between Olympus Advisory Partners, Inc. and the Company.

“Material Adverse Effect” means, (a) with reference to any time or period prior to the Closing Date, a material adverse effect on the Transaction or on the business, assets, property, financial condition, results of operations or prospects of the Parent, the Company, Mettis and their respective Subsidiaries, taken as a whole, and (b) with reference to any time or period from and after the Closing Date, a material adverse effect upon (x) the business, assets, property, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, (y) the ability of the Consolidated Group (taken as a whole) to perform their material obligations under this Agreement or any of the other Note Documents or (z) the legality, validity or enforceability of this Agreement or any of the other Note Documents or the rights and remedies of the Lender hereunder and thereunder taken as a whole.

“Material Contract” means each contract or agreement listed on Schedule I-3, to which any Member of the Consolidated Group is a party, by which any of them or their respective properties is bound or to which any of them is subject (other than purchase orders with customers entered into in the ordinary course of business) the termination or cancellation of which, or the failure to renew which, as of the Closing Date and after giving effect to the Transactions, would be reasonably likely to have a Material Adverse Effect

“Maturity Date” means June 11, 2011.

“Member of the Consolidated Group” means each of the Company, each Subsidiary of the Company as of the Closing Date and each Person that becomes a Subsidiary of the Company on or after the Closing Date.

“Mettis Acquisition” means the acquisition by the Company of 100% of the issued share capital of Mettis pursuant to the Mettis Stock Purchase Agreement (either directly or through the acquisition of 100% of the Capital Stock of a holding company that, in turn, owns 100% of the issued share capital of Mettis).

“Mettis Purchase Price Adjustment” means the receipt by Parent, Company or any of their Affiliates of any payments in respect of any deferred or contingent purchase price obligation pursuant to the Mettis Stock Purchase Agreement or any other adjustment to the total Purchase Price (as defined in the Mettis Stock Purchase Agreement).

“Mettis Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of May 9, 2003, by and among Mettis, Mettis Group Limited and the Company, as amended, modified, restated or supplemented from time to time in accordance with the terms of this Agreement (including to add a newly created holding company as the holder of the shares of Mettis being sold pursuant thereof).

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate makes, is making or is obligated to make contributions or has made or been obligated to make contributions.

“Net Cash Proceeds” means, (i) in the case of any Equity Issuance or Debt Issuance, the aggregate cash payments received by the Company or any of its Subsidiaries less (A) fees and expenses (including, without limitation, underwriting and placement discounts and other reasonable costs associated therewith, sales commissions, investment banking fees, and reasonable accounting and legal fees and expenses) incurred by the Company or any of its Subsidiaries in connection therewith, and (B) taxes paid or payable as a result thereof, (ii) in the case of any Casualty Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by Company or any of its Subsidiaries in respect of such Casualty Event less (A) fees and expenses incurred by Company or any of its Subsidiaries in connection therewith and (B) contractually required repayments of Indebtedness to the extent secured by

Liens on the property subject to such Casualty Event and any taxes paid or payable by the Company or any of its Subsidiaries as a result of such Casualty Event, (iii) in the case of any Asset Disposition, the aggregate amount of all cash payments received by the Company or any of its Subsidiaries in connection with such Asset Disposition less (A) fees and expenses incurred by the Company or any of its Subsidiaries in connection therewith, (B) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee of (or holder of the Lien on) such property requires that such Indebtedness be repaid as a condition to such Asset Disposition, (C) any taxes paid or payable by the Company or any of its Subsidiaries as a result of such Asset Disposition, and (D) a reasonable reserve established in good faith by the Company to satisfy any indemnification obligations that may be incurred by Company or any of its Subsidiaries in connection with such Asset Disposition; provided that for purposes of this clause (iii), Net Cash Proceeds shall not include any such proceeds required to be applied to reduce permanently commitments under the Foreign Working Capital Facility as a result of an Asset Disposition of or by a Foreign Subsidiary obligor thereunder, and (iv) in the case of any Mettis Purchase Price Adjustment, the aggregate cash proceeds received by the Company or any of its Affiliates or Subsidiaries in respect of any such Mettis Purchase Price Adjustment less fees and expenses incurred by the Company or any of its Affiliates or Subsidiaries in connection therewith.

“New Guaranty Event” means the acquisition or creation after the Closing Date of any Subsidiary of the Company other than a Foreign Subsidiary

“Note” and “Notes” has the meaning set forth in the recitals to this Agreement and shall mean and include any Notes issued pursuant to Section 13.1 of the Agreement.

“Note Documents” means, collectively, this Agreement, the Subordinated Guaranty, the Notes, the Warrants and the First Offer Agreement.

“Noteholders” means the holders of the Notes and the Warrants from time to time pursuant to the Agreement.

“Note Obligations” means any and all obligations (whether of payment or performance) of the Members of the Consolidated Group under this Agreement or any of the other Note Documents, (excluding the First Offer Agreement) including without limitation the obligation to pay principal, interest, Applicable Premium, expenses, reasonable attorneys’ fees and disbursements, indemnities and other amounts payable hereunder or thereunder or in connection herewith or therewith or related hereto or thereto.

“Olympus” means Olympus Growth Fund III, L.P., a Delaware limited partnership.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001), as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto.

“Permitted Acquisition” means (A) any Acquisition with respect to which all of the following conditions are satisfied: (i) each business acquired shall be within the permitted lines of business described in Section 9.8 and shall be organized, incorporated or formed in the United States (and the Person, if applicable, and at least 80% of the value of the assets and business so acquired shall be permanently situated in the United States of America), (ii) any Capital Stock given as consideration in connection therewith shall be Capital Stock of the Parent or the Company, (iii) in the case of an Acquisition involving the acquisition of control of Capital Stock of any Person, immediately after giving effect to such Acquisition such Person (or the surviving Person, if the Acquisition is effected through a merger or consolidation) shall be the Company or a Wholly Owned Subsidiary of the Company, (iv) in the case of an Acquisition of assets, the acquiring Person shall be a Wholly Owned Subsidiary of the Company, (v) the Person to be acquired (or its board of directors or equivalent governing body) has not (y) announced it will oppose such Acquisition or (z) commenced any action which alleges that such Acquisition violates, or will violate, any Requirement of Law, and (vi) all of the conditions and requirements of Sections 7.4 applicable to such Acquisition are satisfied; or (B) any other Acquisition to which the Required Noteholders shall have given their prior written consent (which consent may be in their sole discretion and may be given subject to such additional terms and conditions as the Required Noteholders shall establish) and with respect to which all of the conditions and requirements set forth in this definition and in Section 7.4, and in or pursuant to any such consent, have been satisfied or waived in writing by the Required Noteholders; provided that with respect to each Permitted Acquisition (and, in any event, in order to qualify as a “Permitted Acquisition”):

(a) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Permitted Acquisition or would exist immediately after giving effect thereto;

(b) the Person or business acquired shall have a positive EBITDA, determined on a pro forma basis for the period of twelve fiscal months most recently ended as if such Permitted Acquisition had been consummated on the first day of such period and calculated in the same manner as Consolidated EBITDA is calculated for the Company and its Subsidiaries (which determination by the Company, together with supporting financial statements of the acquired Person or business and a schedule of adjustments, shall be delivered to the Lenders);

(c) after giving effect to such Permitted Acquisition, the Company shall be in compliance with the financial covenants contained in Sections 8.1 through 8.5, such compliance determined with regard to calculations made on a pro forma basis for the Reference Period most recently ended, calculated in accordance with GAAP as if each acquired Person or business had been consolidated with the Company for those periods applicable to such covenants; provided that, in addition to the foregoing, the Total Leverage Ratio (calculated on a pro forma basis as set forth above after giving effect to such Permitted Acquisition) shall not exceed the level that is 0.25 to 1.00 below the maximum Total Leverage Ratio permitted on the date of the consummation of such Permitted Acquisition under Section 8.1; and

(d) the Acquisition Amount with respect thereto (regardless of the form of consideration) (y) shall not exceed $6,500,000, and (z) together with the aggregate of the Acquisition Amounts (regardless of the form of consideration) for all other Permitted Acquisitions consummated during the same fiscal year of the Company, shall not exceed $13,000,000 (including for this purpose, without duplication, all Contingent Purchase Price Obligations incurred by the Company or its Subsidiaries in connection with previous Permitted Acquisitions which have been paid during such fiscal year and any Contingent Purchase Price Reserve Amounts then outstanding).

“Permitted Excluded Capital Expenditures” means, Capital Expenditures that meet both of the following conditions: (i) such Capital Expenditures are financed or made with Excess Equity Capitalization Proceeds, and (ii) if counted as Capital Expenditures for purposes of determining compliance with Section 8.5 for any period of determination thereof, such Capital Expenditures would cause the Company to be in violation of such covenant (but such Capital Expenditures shall be classified as Permitted Excluded Capital Expenditures only to the extent not doing so would result in any such covenant violation).

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan” means any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is subject to the provisions of title IV of ERISA (other than a Multiemployer Plan) and to which the Company or any ERISA Affiliate may have any liability.

“Pro Forma Balance Sheet” means an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the last day of the month most recently ended prior to the Closing Date for which financial statements for the Company and its Subsidiaries are available and for that portion of the current fiscal year then ended, giving pro forma effect to the consummation of the Mettis Acquisition, the issuance of the Notes, the consummation of the Equity Capitalization, the repayment of the Existing Senior Bank Facilities and other Terminating Indebtedness, the initial extensions of credit made under the Credit Agreement, the payment of transaction fees and expenses related to the foregoing, and the consummation of the other Transactions, all as if such events had occurred on such date, all of which shall be in form and substance reasonably satisfactory to the Lenders.

“Pro Forma EBITDA” means Consolidated EBITDA of the Company and its Subsidiaries after giving effect to the Mettis Acquisition calculated on a pro forma basis for the specified period of twelve consecutive months and including the adjustments set forth in Schedule I-4 hereto and such other adjustments as may be approved by the Lenders.

“Prohibited Transaction” means any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or (ii) Section 4975(c) of the Internal Revenue Code that is not exempt by reason of Section 4975(c)(2) or 4975(d) of the Internal Revenue Code.

“Qualified Initial Public Offering” means an underwritten public offering of common Capital Stock of the Company pursuant to an effective registration statement (other than on Form S-8) filed with the Securities and Exchange Commission under the Securities Act that results in gross cash proceeds to the Company, respectively, of at least $20,000,000.

“Realty” means all real property and interests in real property now or hereafter acquired or leased by any Member of the Subordinated Group.

“Reference Period” with respect to any date of determination means (except as otherwise provided in the definitions of Consolidated EBITDA, Interest Coverage Ratio and Fixed Charge Coverage Ratio) the period of twelve consecutive fiscal months of the Company immediately preceding such date or, if such day is the last day of a fiscal quarter, the period of four consecutive fiscal quarters of the Company ending on such date.

“Reportable Event” means (i) any “reportable event” within the meaning of Section 4043(c) of ERISA for which the 30-day notice under Section 4043(a) of ERISA has not been waived by the PBGC (including, without limitation, any failure to meet the minimum funding standard of, or timely make any required installment under, Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of the issuance of any waivers in accordance with Section 412(d) of the Internal Revenue Code), (ii) any such “reportable event” subject to advance notice to the PBGC under Section 4043(b)(3) of ERISA, (iii) any application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code, and (iv) a cessation of operations described in Section 4062(e) of ERISA,

“Required New Guarantor” means each and every Domestic Subsidiary of the Company that becomes a Subsidiary of the Company after the Closing Date.

“Required Noteholders” means the holders of more than 50% of the aggregate principal amount of the Notes then outstanding; provided, that if and so long as Olympus or any Affiliate of Olympus shall be a Noteholder, then in determining “Required Noteholders neither any of such Noteholders nor any Note held by any of such Noteholders shall be counted, with the effect that “Required Noteholders” in such case shall mean the holders of more than 50% of the aggregate principal amount of the Notes then outstanding held by Persons other than Olympus and Affiliates of Olympus.

“Requirement of Law” means, with respect to any Person, the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person, and any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Documents.

“Responsible Officer” means, with respect to any Member of the Consolidated Group, the president, the chief executive officer, the chief financial officer, any executive officer, or any other Financial Officer of such Member of the Consolidated Group, and any other officer or similar official thereof responsible for the administration of the obligations of such Member of the Consolidated Group in respect of this Agreement or any other Note Document.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Indebtedness” means all obligations of the Company or any Guarantor now or hereafter owing pursuant to the Credit Agreement in respect of principal, premium (if any) or interest (including to the greatest extent permitted by law post-petition interest) thereunder or fees or expenses payable thereon or pursuant thereto and all obligations in respect of Hedge Agreements owing to any lender or affiliate of any lender under the Credit Agreement, including without limitation all “Obligations” as defined in the Credit Agreement; provided, that the principal amount of such Senior Indebtedness (exclusive of obligations owing under Hedge Agreements) shall be limited to an aggregate amount at any time outstanding equal to $130,000,000; provided, however, that the term “Senior Indebtedness” shall in no event include obligations in respect of capital stock or other equity securities of the Parent or the Company.

“Solvency Certificate” means a certificate of the Company executed on its behalf by the chief financial officer (or, in the absence of a chief financial officer, the chief executive officer) of the Company, in form and substance satisfactory to the Required Noteholders, certifying (a) that the Members of the Consolidated Group taken as a whole on a consolidated basis (i) have capital sufficient to carry on their businesses as conducted and as proposed to be conducted, (ii) have assets with a fair saleable value, determined on a going concern basis, which are (y) not less than the amount required to pay the probable liability on their existing debts as they become absolute and matured in their ordinary course and (z) greater than the total amount of their liabilities (including identified contingent liabilities, valued at the amount that can reasonably be expected to become absolute and matured in their ordinary course), and (iii) do not intend to, and do not believe that they will, incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature in their ordinary course.

“Sponsor” means, collectively, Olympus, OCGF, any other fund managed by Olympus Advisory Partners, Inc., and any successor funds controlled by or under common control with Olympus.

“Stock Purchase Agreement” means that certain Stock Purchase Agreement dated as of June 11, 2003, among the Company, the Parent, Windjammer and the other Purchasers (as defined therein), relating to the issuance and sale of the Company’s capital stock to Windjammer and the other Purchasers in connection with the Equity Capitalization, as such may be modified, restated, amended or supplemented from time to time.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term “Subsidiary” shall be deemed to refer to a Subsidiary of the Company.

“Subsidiary Guarantor” means each Subsidiary of the Company party to a Subordinated Guaranty.

“Subordinated Guaranty” means the guaranty substantially in the form of Exhibit C hereto dated the date hereof executed and delivered by each Initial Guarantor in favor of the Noteholders, as such guaranty may be modified, restated, amended or supplemented from time to time.

“Terminating Indebtedness” has the meaning provided in the Credit Agreement as in effect on the date hereof.

“Total Leverage Ratio” means, as of the last day of any Reference Period, the ratio of (a) Consolidated Total Funded Debt as of such date, to (b) Consolidated EBITDA for the Reference Period.

“Total Voting Power” means, with respect to any Person, the total number of votes which may be cast in the election of directors of such Person at any meeting of stockholders of such Person if all securities entitled to vote in the election of directors of such Person (on a fully diluted basis, assuming the exercise, conversion or exchange of all rights, warrants, options and securities exercisable for, exchangeable for or convertible into, such voting securities) were present and voted at such meeting (other than votes that may be cast only upon the happening of a contingency).

“Transaction Documents” shall mean, collectively, this Agreement and the other Note Documents, the Credit Agreement and the other Credit Documents, the Mettis Stock Purchase Agreement, the Contribution Agreements and all other agreements, instruments, certificates and documents executed and delivered in connection with the Transactions, in each case as amended, modified, restated or supplemented from time to time in accordance with the terms of this Agreement.

“Transactions” shall mean, collectively, the transactions contemplated by the Transaction Documents, including (i) the initial extensions of credit under the Credit Agreement on the Closing Date, (ii) the Mettis Acquisition, (iii) the Equity Capitalization, (iv) the issuance of the Notes and the Warrants, (v) the repayment of the Existing Senior Bank Facilities and the other Terminating Indebtedness, and (iv) the payment of permitted fees and expenses in connection with the foregoing.

“Unfunded Pension Liability” means, with respect to any Plan or Multiemployer Plan, the excess of its benefit liabilities under Section 4001(a)(16) of ERISA over the current value of its assets, determined in accordance with the applicable assumptions used for funding under Section 412 of the Internal Revenue Code for the applicable plan year.

“UK GAAP” means, generally accepted accounting principles in the United Kingdom, consistently applied and maintained, as in effect from time to time.

“Wholly Owned” means, with respect to any Subsidiary of any Person, that 100% of the outstanding Capital Stock of such Subsidiary (excluding any directors’ qualifying shares and shares required to be held by foreign nationals, in the case of a Foreign Subsidiary) is owned, directly or indirectly, by such Person.